Exhibit 10.1

Corrected Version from that filed as Exhibit 10.1 to the Form 8-K on June 10, 2026

CONTRIBUTION AGREEMENT

by and among

WhiteHawk Income Corporation, a Delaware corporation,

WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership,

WhiteHawk Management LLC, a Delaware limited liability company,

and

WhiteHawk Minerals LLC, a Delaware limited liability company,

dated as of

June 9, 2026

TABLE OF CONTENTS

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Section 9.09 SEVERABILITY	44
Section 9.10 HEADINGS	44
Section 9.11 INTERPRETATION	44
Section 9.12 RELEASE	44

Exhibits

Exhibit A Defined Terms

Exhibit B Form of A&R OP LPA

Exhibit C Form of Management Employment Agreements

Exhibit D Form of A&R WHIC Charter

Exhibit E Form of Registration Rights Agreement

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of June 9, 2026 by and among WhiteHawk Income Corporation, a Delaware corporation (“WHIC”), WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (“WhiteHawk OP”), WhiteHawk Management LLC, a Delaware limited liability company (the “Company”) and WhiteHawk Minerals LLC, a Delaware limited liability company (the “Contributor”). Capitalized terms used but not defined herein shall have the respective meanings set forth on Exhibit A.

RECITALS

WHEREAS, the Contributor owns 100% of the total issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, WhiteHawk Energy Services LLC, a Delaware limited liability company (“Services”), a wholly owned subsidiary of the Company, employs all the employees that provide services to WhiteHawk OP and its Affiliates as of the date hereof;

WHEREAS, (i) effective as of the Contribution Date, the Contributor will contribute and assign to WhiteHawk OP all of its right, title and interest in and to the Interests, and the Contributor will receive from WhiteHawk OP the WhiteHawk OP Units and (ii) effective as of the Closing, the Contributor will subscribe for the WHIC Shares for $0.0001 per share, in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, in connection with the issuance by WhiteHawk OP to the Contributor of the WhiteHawk OP Units at the Closing, WhiteHawk OP, WHIC, the Contributor and others shall enter into an amendment and restatement of the WH OP Partnership Agreement substantially in the form of Exhibit B attached hereto (the “A&R OP LPA”) in order to set forth certain rights, responsibilities and restrictions with respect to, among other things, such WhiteHawk OP Units;

WHEREAS, contemporaneously with closing, WHIC will consummate an initial public offering (the “IPO”) of its Class A common stock, with a par value of $0.0001 per share (“Class A Common Stock”), and in connection with the IPO and the issuance by WHIC to the Contributor of the WHIC Shares at the Closing, amend and restate its certificate of incorporation substantially in the form of Exhibit E attached hereto (the “A&R WHIC Charter”) in order to set forth certain rights, responsibilities and restrictions with respect to, among other things, such WHIC Shares; and

WHEREAS, the Board of Directors of WHIC, on behalf of both WHIC and WhiteHawk Income OP GP LLC, a Delaware limited liability company wholly owned by WHIC and the general partner of WhiteHawk OP (the “WH OP GP”), has reviewed and evaluated this Agreement and the Transactions and, based on the recommendation of a duly authorized and fully empowered special committee of independent members of Board of Directors, who have unanimously determined that this Agreement, the Transactions, and the entering into by WHIC and WhiteHawk OP of this Agreement and the Transaction Documents, are in the best interests of WHIC and its stockholders and WhiteHawk OP and its limited partners.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I
CONTRIBUTION OF THE INTERESTS

Section 1.01 CONTRIBUTION OF THE INTERESTS. On the terms and subject to the conditions contained in this Agreement, on the Contribution Date, the Contributor shall contribute to WhiteHawk OP all of the Contributor’s right, title, and interest in and to the Interests, free and clear of any Encumbrances (other than transfer restrictions imposed under applicable securities Laws) (the “Contribution”).

Section 1.02 SUBSCRIPTION TO WHIC SHARES. On the terms and subject to the conditions contained in this Agreement, at the Closing, the Contributor agrees to pay, at the time or times as determined by the Board of Directors of WHIC, cash in the amount that equals $0.0001 per share of the WHIC Shares.

Section 1.03 MISDIRECTED ASSETS, LIABILITIES AND PAYMENTS. At any time after the Closing, the Contributor shall, or shall cause its Affiliates to, take all actions reasonably requested by WhiteHawk OP or WHIC to effect the provisions of this Article I, including the transfer of any Misdirected Assets to WhiteHawk OP or WHIC (or its designated Affiliate) and the assumption or discharge by the Contributor of any Misdirected Liabilities. Further, the Contributor agrees to pay or otherwise discharge the Misdirected Liabilities or, to the extent that any Misdirected Liabilities are required to be discharged by WhiteHawk OP, WHIC or any of its Affiliates, to provide WhiteHawk OP, WHIC or its applicable Affiliate with the funds for such purpose. Any action taken pursuant to this Section 1.02 after the Closing shall be deemed to have occurred as of the Effective Time.

Article II
CONTRIBUTION CONSIDERATION

Section 2.01 CONTRIBUTION AND SUBSCRIPTION CONSIDERATION. In exchange for the Contribution, on the Contribution Date, WhiteHawk OP shall issue to the Contributor a number of Common Units equal to 75% of the quotient of the Internalization Price divided by the IPO Price (the “WhiteHawk OP Units”). In exchange for the Contributor subscribing to a corresponding number of shares of Class B Common Stock of WHIC for $0.0001 per share (the “WHIC Shares” and, together with the WhiteHawk OP Units, the “Contribution and Subscription Closing Consideration”), WHIC shall issue to the Contributor a corresponding number of shares of Class B Common Stock.

Section 2.02 EARNOUT CONSIDERATION.

(a) Determination of Earnout OP Units and Earnout WHIC Shares. As additional consideration for the Contribution, subject to and in accordance with the terms and conditions of this Section 2.02, Contributor may be entitled to receive from WhiteHawk OP up to an aggregate number of Common Units equal to 25% of the quotient of the Internalization Price divided by the IPO Price (the “Earnout OP Units”) and from WHIC a corresponding number of shares of Class

B Common Stock (the “Earnout WHIC Shares” and collectively, the “Earnout Consideration”), based on WhiteHawk OP’s financial performance during each of the three 12-month periods from July 1, 2026 to June 30, 2029 (each, an “Earnout Year”), as follows:

(i) the twelve (12)-month period beginning on July 1, 2026, and ending on June 30, 2027 (“Earnout Year One”);

(ii) the twelve (12)-month period beginning on July 1, 2027, and ending on June 30, 2028 (“Earnout Year Two”); and

(iii) the twelve (12)-month period beginning on July 1, 2028, and ending on June 30, 2029 (“Earnout Year Three”).

(b) Calculation of Earnout OP Units and Earnout WHIC Shares. The Earnout OP Units and corresponding Earnout WHIC Shares to be issued to the Contributor for each Earnout Year shall be calculated as follows:

(i) Earnout Year One.

(A) If Earnout EBITDA is less than or equal to $80,200,000, no Earnout OP Units and corresponding Earnout WHIC Shares shall be issued to the Contributor.

(B) If Earnout EBITDA is greater than $80,200,000 but less than $106,600,000, WhiteHawk OP shall issue to the Contributor a number of Earnout OP Units equal to: (1) Earnout EBITDA less $80,200,000, divided by (2) $26,400,000 multiplied by (3) the Earnout Year One Amount and WHIC shall issue to the Contributor a corresponding number of Earnout WHIC Shares.

(C) If Earnout EBITDA is greater than or equal to $106,600,000, WhiteHawk OP will issue to the Contributor a number of Earnout OP Units equal to the Earnout Year One Amount and WHIC shall issue to the Contributor a corresponding number of Earnout WHIC Shares.

(ii) Earnout Year Two.

(A) If Earnout EBITDA is less than or equal to $97,000,000, no Earnout OP Units and corresponding Earnout WHIC Shares shall be issued to the Contributor.

(B) If Earnout EBITDA is greater than $97,000,000 but less than $129,000,000, WhiteHawk OP will issue to the Contributor a number of Earnout OP Units equal to: (1)(x) Earnout EBITDA less $97,000,000, divided by (y) $32,000,000, multiplied by (z) the Earnout Year Two Amount, minus (2) the number of Earnout OP Units, if any, that were issued pursuant to Section 2.02(b)(i) and WHIC shall issue to the Contributor a corresponding number of Earnout WHIC Shares.

(C) If Earnout EBITDA is greater than or equal to $129,000,000, WhiteHawk OP will issue to the Contributor a number of Earnout OP Units equal to (1) the Earnout Year Two Amount minus (2) the number of Earnout OP Units, if any, that were issued pursuant to Section 2.02(b)(i) and WHIC shall issue to the Contributor a corresponding number of Earnout WHIC Shares.

(iii) Earnout Year Three.

(A) If Earnout EBITDA is less than or equal to $94,800,000, no Earnout OP Units and corresponding Earnout WHIC Shares shall be issued to the Contributor.

(B) If Earnout EBITDA is greater than $94,800,000 but less than $126,000,000, WhiteHawk OP will issue to the Contributor a number of Earnout OP Units equal to: (1)(x) Earnout EBITDA less $94,800,000, divided by (y) $31,200,000, multiplied by (z) the Earnout Year Three Amount minus (2) the number of Earnout OP Units, if any, that were issued pursuant to Section 2.02(b)(i) and/or Section 2.02(b)(ii) and WHIC shall issue to the Contributor a corresponding number of Earnout WHIC Shares.

(C) If Earnout EBITDA is greater than or equal to $126,000,000, WhiteHawk OP will issue to the Contributor a number of Earnout OP Units equal to the Earnout Year Three Amount minus (2) the number of Earnout OP Units, if any, that were issued pursuant to Section 2.02(b)(i) and/or Section 2.02(b)(ii) and WHIC shall issue to the Contributor a corresponding number of Earnout WHIC Shares.

(c) Financial Statements. All components of the Earnout EBITDA for each Earnout Year shall be determined based on the results of WhiteHawk OP’s consolidated financial statements for the applicable Earnout Period, which shall be completed in accordance with WhiteHawk OP’s customary processes (the “Financial Statements”). No Earnout OP Units or Earnout WHIC Shares shall be issued with respect to any Earnout Year unless and until the Financial Statements have been completed and delivered to the Contributor.

(d) Earnout Statement. Within thirty (30) days after receipt of the Financial Statements by the Contributor, the Contributor shall prepare and deliver to the Audit Committee of the Board of Directors of WHIC (the “Audit Committee”) a written statement (the “Earnout Statement”) setting forth (i) the Earnout EBITDA for the applicable Earnout Period, and (ii) the number of Earnout OP Units and corresponding Earnout WHIC Shares due, if any, together with reasonable supporting calculations. During such time and until the applicable Earnout Statement becomes final and binding, WhiteHawk OP shall provide the Contributor and its advisors with reasonable access to the financial books and records of WhiteHawk OP that pertain to the Earnout EBITDA, in each case, as necessary for them to prepare the Earnout Statement. The Earnout EBITDA and the components thereof shall be calculated in the same manner as “EBTIDAX” and the components thereof are calculated by WHIC or WhiteHawk OP under the Credit Agreement.

(e) Disputes. The Audit Committee, on behalf of WHIC and WhiteHawk OP, shall have ten (10) days to review the Earnout Statement after its receipt (the “Review Period”). During such time, WhiteHawk OP shall provide the Audit Committee and its advisors with reasonable access to the financial books and records of WhiteHawk OP that pertain to the Earnout EBITDA, in each case, as necessary for them to evaluate the Earnout Statement. If the Audit Committee disputes any portion of the Earnout Statement, then the Audit Committee may provide the Contributor with a written notice identifying the disputed items within the Review Period (an “Earnout Dispute Notice”). If the Audit Committee does not provide the Contributor with such notice during the Review Period, then the Earnout Statement shall be final and binding upon the parties hereto. If an Earnout Dispute Notice is timely delivered pursuant to this Section 2.02(e), then the Audit Committee and the Contributor shall, during the thirty (30) day period following such delivery, attempt in good faith to resolve such dispute. If during such thirty (30) day period, the Audit Committee and the Contributor are unable to resolve such dispute, then the amount of the Earnout EBITDA in dispute shall be submitted by the Audit Committee and the Contributor to Ernst & Young LLP (the “Accounting Firm”) for resolution of any matters based upon the terms of this Agreement that remain in dispute and which were included in the Earnout Dispute Notice. The Accounting Firm shall be instructed to deliver within thirty (30) days a written statement setting forth its determination of the Earnout EBITDA, which shall be final, conclusive and binding on the parties hereto. All costs and expenses of the Accounting Firm incurred by WHIC, the Contributor or their respective Affiliates in connection with resolution of a dispute by an Accounting Firm under this Section 2.02(e) shall be allocated between WHIC, on the one hand, and Contributor, on the other hand, based upon the percentage that the amount not awarded to WHIC or Contributor pursuant to this Section 2.02(e) bears to the amount actually contested by WHIC or Contributor, as applicable.

(f) Issuance of Earnout OP Units and Earnout WHIC Shares. As soon as reasonable practicable, and in any event within three (3) Business Days after the Earnout Statement becomes final and binding upon the parties hereto, WhiteHawk OP shall issue to the Contributor the Earnout OP Units, if any, due to the Contributor and WHIC shall issue to the Contributor a corresponding number of Earnout WHIC Shares.

(g) Distribution and Dividend Equivalents. Notwithstanding anything to the contrary herein or in the Transaction Documents, from and after the Closing Date and until the earlier of (i) the time when an Earnout OP Unit is issued in accordance with Section 2.02(f) or Section 2.02(h) hereof or (ii) the time when the Contributor’s right to receive an Earnout OP Unit is forfeited pursuant to Section 7.04(d)(i) or as a result of the Earnout Statement for Earnout Year Three becoming final and binding, on the date that WhiteHawk OP pays a cash Distribution (if any) to Limited Partners (other than to WHIC in respect of any Series B Preferred Units or Series D Preferred Units), the Earnout OP Units shall be considered outstanding Common Units held by the Contributor as of the close of business on such record date such that the amount of the pro rata Distribution received by the Contributor reflects a Common Unit Percentage Interest inclusive of Earnout OP Units that the Contributor may be entitled to receive from WhiteHawk OP. For the avoidance of doubt, (x) no Earnout WHIC Shares shall be issued or deemed issued unless and until the corresponding Earnout OP Units are actually issued pursuant to Section 2.02(f) or Section 2.02(h), as applicable, and (y) no Distributions paid pursuant to this Section 2.02(g) shall be forfeited or otherwise subject to claw back in the event that the Earnout OP Units included as outstanding Common Units for purposes of the Distribution are not earned and issued pursuant to Section 2.02.

(h) Notwithstanding anything to the contrary herein or in the Transaction Documents, in the event of a Change of Control (as defined in the A&R WHIC Charter) or a Change of Control Transaction (as defined in the A&R OP LPA), all Earnout Consideration not previously issued in accordance with Section 2.02(f) or forfeited pursuant to Section 7.04(d)(i) immediately prior to the consummation of such Change of Control or Change of Control Transaction shall automatically and immediately vest and be issued or deemed issued effectively as of immediately prior to the consummation of such Change of Control or Change of Control Transaction, so that the Contributor may participate in such Change of Control or Change of Control Transaction on the same basis as other holders of Common Units and Class B Common Stock. For the avoidance of doubt, the IPO shall not constitute a Change of Control or a Change of Control Transaction and no Earnout Consideration shall vest or be issued pursuant to this Section 2.02(h) for any Change of Control or Change of Control Transaction occurring after Earnout Year Three.

Section 2.03 INTENDED TAX TREATMENT. For all applicable Tax purposes, the parties intend that the Contribution in exchange for the Contribution and Subscription Closing Consideration and the Earnout Consideration shall be treated as an exchange described in Section 721(a) of the Code and Revenue Ruling 99-5, Situation 2, 1999-1 C.B. 434 (the “Intended Tax Treatment”). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), WhiteHawk OP, WHIC, the Company, Services and the Contributor shall file all United States federal, state and local Tax Returns, to the extent applicable, in a manner consistent with such Intended Tax Treatment and shall take no position inconsistent with such treatment.

Article III
CLOSING

Section 3.01 CLOSING AND PLACE. Subject to the satisfaction or waiver of the applicable conditions set forth in Section 3.02(c), the contribution of the Interests (the “Contribution Date”) will take place remotely via the electronic exchange of documents and signatures on the date that is no more than two (2) Business Days prior to the IPO Date (or, if no such prior date is selected by WhiteHawk OP, then on the IPO Date). Subject to the satisfaction or waiver of the conditions set forth in Section 3.02(c), the closing of the Transactions (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the IPO Date (the “Closing Date”) effective contemporaneously with the consummation of the IPO.

Section 3.02 CONDITIONS PRECEDENT.

(a) Closing Actions and Documents of the Contributor. At the earlier of the Contribution Date or the Closing, the following closing documents shall be executed and delivered (or caused to be executed and delivered) by the Contributor and the Company to WhiteHawk OP and WHIC:

(i) the A&R OP LPA in the form attached as Exhibit B, duly executed and delivered by the Contributor;

(ii) an assignment of the Interests, in form and substance reasonably acceptable to WhiteHawk OP, duly executed by the Contributor, in favor of WhiteHawk OP;

(iii) duly executed employment agreements for each of the individuals listed on Schedule 3.02(a)(iii) in the form attached as Exhibit C (the “Management Employment Agreements”);

(iv) the Registration Rights Agreement, duly executed by the Contributor in the form attached as Exhibit E;

(v) duly executed resignations of each applicable director, officer or manager of the Company and Services, as applicable, in form and substance reasonably acceptable to WhiteHawk OP;

(vi) resolutions of the Company and the Contributor authorizing the execution, delivery and performance of this Agreement and any other Transaction Document to which the Company and the Contributor are a party;

(vii) the written consent to the transactions contemplated by this Agreement from the Persons listed on Schedule 3.02(a)(vii), in form and substance reasonably acceptable to WhiteHawk OP, duly executed by such Persons (the “Required Consents”);

(viii) evidence reasonably satisfactory to WhiteHawk OP that all of the issued and outstanding equity interests of Services have been contributed to and are wholly owned by the Company as of prior to the Closing; and

(ix) a validly executed Internal Revenue Service (“IRS”) Form W-9 from the Contributor.

(b) Closing Actions and Documents of WhiteHawk OP: At the earlier of the Contribution Date or the Closing (except as otherwise indicated below), the following closing documents shall be executed and delivered (or caused to be executed and delivered) by WhiteHawk OP or WHIC, as applicable, to the Contributor:

(i) the A&R OP LPA, duly executed and delivered by WhiteHawk OP and such limited partners party thereto as are required for the valid amendment and restatement of the WH OP Partnership Agreement;

(ii) at the Closing, evidence reasonably satisfactory to the Contributor that the A&R WHIC Charter in the form attached as Exhibit D has been duly executed and filed and has become or will become effective contemporaneously with the Closing;

(iii) evidence of issuance of the WHIC Shares at the Closing and the WhiteHawk OP Units on the Contribution Date comprising the Contribution and Subscription Closing Consideration;

(iv) duly executed employment agreements for each of the individuals listed on Schedule 3.02(a)(iii) in the form attached as Exhibit C;

(v) the Registration Rights Agreement, duly executed by WHIC in the form attached as Exhibit E; and

(vi) resolutions of WhiteHawk OP and WHIC, authorizing the execution, delivery and performance of this Agreement and any other Transaction Document to which WhiteHawk OP or WHIC is a party.

(c) Closing Conditions. The respective obligations of each party to effect the Contribution and Closing are subject to the satisfaction or waiver at or prior to each of the Contribution Date and the Closing (except as otherwise indicated below) of each of the following conditions that run in the favor of such party:

(i) For the benefit of the Contributor:

(A) (1) With only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of WhiteHawk OP or WHIC to consummate the IPO or the Transactions, each of the representations and warranties of WhiteHawk OP and WHIC set forth in Article V shall be true and correct as of the Contribution Date and Closing Date as though made on and as of the Contribution Date and Closing Date (except any representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time) and (2) all of the covenants and agreements of WhiteHawk OP and WHIC set forth herein and required to have been performed as of the Contribution Date or Closing Date shall have been performed in all material respects as of the Contribution Date or Closing Date (as the case may be);

(B) The Contributor shall have received a certificate, in form and substance reasonably satisfactory to the Contributor, executed by the Secretary (or other officer) or manager, as applicable, of WHIC and the WH OP GP on behalf of WhiteHawk OP, to the effect of clause (A) above; and

(C) The execution and delivery of Transaction Documents required to be executed and delivered by each signatory thereto pursuant to Section 3.02(b);

(ii) For the benefit of WHIC and WhiteHawk OP:

(A) (1) The Fundamental Representations shall be true and correct in all respects as of the Contribution Date and Closing Date, (2) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the other representations and warranties of the Contributor set forth in Article IV shall be true and correct as of the Contribution Date and Closing Date as though made on and as of the Contribution Date and Closing Date (except any representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time); provided that any exceptions and qualifications with regard to materiality or Material Adverse Effect contained therein shall be disregarded for purposes of this Section 3.02(c)(ii)(A)(2), and (3) all of the covenants and agreements of the Contributor and the Company set forth herein and required to have been performed as of the Contribution Date or Closing Date shall have been performed in all material respects as of the Contribution Date or Closing Date (as the case may be);

(B) There shall not have occurred a Material Adverse Effect;

(C) WhiteHawk OP shall have received a certificate, in form and substance reasonably satisfactory to WhiteHawk OP, executed by the Secretary (or other officer) or manager, as applicable, of the Contributor, to the effect of clause (A) and clause (B) above; and

(D) The execution and delivery of the Transaction Documents required to be executed and delivered (or caused to be executed and delivered) by the Contributor and Services pursuant to Section 3.02(a);

(iii) For the benefit of all Parties hereto:

(A) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the IPO or the Transactions; and

(B) at the Closing, the substantially contemporaneous consummation of the IPO.

Section 3.03 COSTS.

(a) Contributor Costs. WhiteHawk OP and WHIC shall directly pay for all out of pocket costs and expenses incurred by the Company, Services or the Contributor in connection with the Transactions, including any legal fees or fees of any financial, accounting and other advisors incurred by the Company, Services or the Contributor in connection with the Transactions, in the aggregate up and including an amount equal to the Transaction Expenses Cap. Contributor shall pay for all such costs and expenses in excess of the Transaction Expenses Cap.

(b) WhiteHawk OP Costs. WhiteHawk OP and WHIC shall directly pay for all of their respective costs and expenses incurred in connection with the Transactions, including any legal fees or fees of any financial, accounting and other advisors.

(c) Survival. The provisions of this Section 3.03 shall survive the Closing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

With respect to any Section of this Article IV, except as set forth in the disclosure schedules delivered by the Contributor to WhiteHawk OP and WHIC on the date of this Agreement, the

Contributor hereby represents and warrants to WhiteHawk OP and WHIC as follows as of the date hereof and as of the Contribution Date and Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time):

Section 4.01 DUE EXECUTION; DUE AUTHORIZATION; APPROVALS.

(a) This Agreement has been duly executed and delivered by the Contributor and the Company and constitutes the legal, valid and binding agreement of the Contributor and the Company enforceable against each such Person in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws affecting enforcement of creditors’ rights and to general principles of equity (the “Enforceability Exceptions”). Each of the Contributor and the Company has all requisite company power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which any of the Contributor and the Company is a party, and the performance by the Contributor and the Company of each of the Transactions contemplated to be performed by it, have been approved by all necessary company action or other proceedings on the part of each.

Section 4.02 NO CONFLICT.

(a) Neither the execution, delivery, nor performance of this Agreement or any other Transaction Document to which it is a party by the Contributor or the Company, nor any action or omission on the part of the Contributor or the Company required pursuant hereto or thereto, nor the consummation of the Transactions by the Contributor or the Company will (i) violate or conflict with, or result in a breach or default of, any provision of any resolution adopted by the board of managers (or equivalent governing body), members or other equityholders, the certificate of formation, operating agreement or equivalent governing documents of the Contributor or the Company, (ii) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to the Contributor or the Company, or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any Contract or other material document to which the Contributor or the Company is a party or by which any of their properties are bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement; and (b) neither the Contributor nor the Company is or will be required to give any notice to, make any filing with, or obtain any consent from any Person in connection with the execution and delivery of this Agreement or any other Transaction Document to which it is a party.

Section 4.03 LITIGATION.

(a) There are no Actions pending or, to the Knowledge of the Contributor, threatened against the Contributor, and there are no outstanding, pending or threatened orders, writs, judgments, decrees, decisions, injunctions or settlements against the Contributor that would impair the ability of the Contributor to perform its obligations under this Agreement or any other Transaction Document to which it is a party or prevent the consummation of the Transactions.

(b) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company, and there are no outstanding, pending or threatened orders, writs, judgments, decrees, decisions, injunctions or settlements against the Company.

(c) There are no Actions pending or, to the Knowledge of Services, threatened against Services, and there are no outstanding, pending or threatened orders, writs, judgments, decrees, decisions, injunctions or settlements against Services.

Section 4.04 INSOLVENCY. Neither the Contributor, the Company nor Services is subject to: (i) a general assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy or the filing of an involuntary petition by its creditors; (iii) the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) the attachment or other judicial seizure of all, or substantially all, of its assets; (v) an admission in writing of its inability to pay its debts as they come due; or (vi) an offer of settlement, extension or composition to its creditors generally.

Section 4.05 FINANCIAL STATEMENTS.

(a) The Contributor has made available to WhiteHawk OP (i) the consolidated audited balance sheets of the Contributor and the Company as of the calendar years ended December 31, 2025, December 31, 2024 and December 31, 2023, (ii) the related consolidated audited statements of income, changes in members’ equity, and cash flows of the Contributor and the Company for the calendar years then ended, and (iii) the consolidated unaudited balance sheet of the Contributor and the Company as of March 31, 2026 and the consolidated unaudited statement of income, changes in members’ equity and cash flows of the Contributor and the Company for the three (3) month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements and the notes thereto, if any, fairly present in all material respects the financial position of the Company and results of its operations and cash flows, in each case, as of the dates or for the periods then ended and were prepared in accordance with GAAP except as otherwise stated therein or, in the case of unaudited financial statements, for the omission of footnotes and subject to year-end adjustments in the ordinary course of business, none of which are material, individually or in the aggregate.

Section 4.06 OWNERSHIP OF EQUITY INTERESTS; TITLE.

(a) All the issued and outstanding Equity Interests of the Company have been duly authorized and are validly issued, fully paid and not subject to any unsatisfied capital commitments. The Contributor owns (beneficially and of record) all the issued and outstanding Equity Interests of the Company, free and clear of Encumbrances (other than transfer restrictions arising under applicable securities Laws). Other than the Interests, which are owned beneficially and of record by the Contributor, there are no issued or outstanding Equity Interests of the Company. Other than the Company’s ownership of Services, the Company does not directly or indirectly own or otherwise hold any Equity Interests of any other Person, and the Company does not have any right or obligation (including a contingent right or obligation) to acquire such an interest. There are no outstanding or authorized subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any Equity Interests in the Company, or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire any such Equity Interests. There are no outstanding or authorized share appreciation, phantom share, profit participation or similar rights for which the Company has any liability. There are no voting trusts, proxies or other agreements or understandings to which the Company or the Contributor is a party with respect to the acquisition, disposition or voting of any Equity Interests of the Company. There are no issued or outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which the members of the Company may vote. Immediately following the Closing, WhiteHawk OP shall own all of the Interests, free and clear of all Encumbrances, other than those imposed by applicable securities Laws.

(b) The Company owns (beneficially and of record) all the issued and outstanding Equity Interests of Services, free and clear of Encumbrances (other than transfer restrictions arising under applicable securities Laws). Services does not directly or indirectly own or otherwise hold any Equity Interests of any other Person, and Services does not have any right or obligation (including a contingent right or obligation) to acquire such an interest. There are no outstanding or authorized subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any Equity Interests in Services, or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire any such Equity Interests. There are no outstanding or authorized share appreciation, phantom share, profit participation or similar rights for which Services has any liability. There are no voting trusts, proxies or other agreements or understandings to which Services or the Company is a party with respect to the acquisition, disposition or voting of any Equity Interests of Services, other than the contribution agreement pursuant to which the Company acquired all of the Equity Interests of Services. There are no issued or outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which the members of Services may vote.

Section 4.07 ISSUANCE OF WHIC SHARES AND WHITEHAWK OP UNITS.

(a) The Contributor understands that the WHIC Shares and the WhiteHawk OP Units being issued hereunder have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities Laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things (including for estate planning purposes), such units subsequently are so registered or qualify for exemption from registration under the Securities Act (including, without limitation, the exemption provided by Rule 144 thereunder, if available) and applicable Blue Sky Laws.

(b) The WHIC Shares and WhiteHawk OP Units are being acquired under this Agreement by the Contributor in good faith solely for its own account for investment and not with a view toward resale or other distribution in violation of the Securities Act, and such units shall not be disposed of by the Contributor in contravention of the Securities Act or any applicable Blue Sky Laws.

(c) The Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the WHIC Shares and WhiteHawk OP Units and understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such units).

(d) The Contributor is directly familiar with the business that is conducted and is intended to be conducted by WhiteHawk OP and WHIC, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from the officers and directors of WHIC and WhiteHawk OP concerning the business and financial affairs of WHIC and WhiteHawk OP, and the terms and conditions of its acquisition of such units, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

(e) The Contributor has had an opportunity, to the full extent it deemed necessary or desirable, to inform its legal and financial advisers of the terms, nature and risks of investing in the WHIC Shares and WhiteHawk OP Units at this time, and to consult with them as appropriate about the investment.

(f) The Contributor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Section 4.08 ORGANIZATION AND QUALIFICATION.

(a) The Company (i) is a duly formed limited liability company validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business and in good standing in all jurisdictions in which it is required to be qualified; and (ii) has the requisite power and authority to carry on its business as now being conducted. The Company is not in default under any provision of its certificate of formation, operating agreement or other organizational documents.

(b) Services (i) is a duly formed limited liability company validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business and in good standing in all jurisdictions in which it is required to be qualified; and (b) has the requisite power and authority to carry on its business as now being conducted. Services is not in default under any provision of its certificate of formation, operating agreement or other organizational documents

Section 4.09 CONTRACTS. Other than the IMA and the ASA and the Transaction Documents entered into at the Closing, neither the Company nor Services is a party to or otherwise bound by any Contract.

Section 4.10 COMPLIANCE WITH LAWS.

(a) Since the time of the Company’s formation, the Company has not received written notice of any violation of any Laws. The Company is not, and since its date of formation, has not been, in material default under or in material violation of, nor has it been charged with any material violation of, any Law. The Business has at all times since the time of the Company’s formation been operated in all material respects in accordance with applicable Laws and Governmental Licenses.

(b) Since the time of Services’ formation, Services has not received written notice of any violation of any Laws. Services is not, and since its date of formation, has not been, in material default under or in material violation of, nor has it been charged with any material violation of, any Law. The Business has at all times since the time of Services’ formation been operated in all material respects in accordance with applicable Laws and Governmental Licenses.

Section 4.11 FOREIGN ASSET CONTROL.

(a) None of the Company or any of its directors, officers, employee, Affiliates, or any other Person acting for or on behalf of the Company (a) is a Person with whom transactions are prohibited or limited under any economic sanctions laws, rules, or regulations, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury, or (b) has violated any Anti-Terrorism Laws or any Laws relating to economic sanctions, export controls, import, customs, or antiboycott Laws within the last five (5) years. The Company is, and for the past five (5) years has been, in possession of and in compliance with any and all licenses, registrations, and permits that may be required for its lawful conduct under any Anti-Terrorism Laws and any economic sanctions, import, and export control Laws, including without limitation the Export Administration Regulations. Within the past five (5) years, the Company has not made any voluntary disclosure to any Governmental Authority relating to Anti-Terrorism Laws or any sanctions, import, customs, export control or antiboycott Laws, has not been the subject of any investigation or inquiry regarding compliance with such Laws, and has not been assessed any fine or penalty under such Laws. None of the Company or any of its Affiliates or constituents engages, or will engage in, any dealings or transactions, or is or will be otherwise associated, with any Designated Person. The Company has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that: (y) no Person who owns any direct or indirect interest in the Company is a Designated Person; and (z) funds invested directly or indirectly in the Company are derived from legal sources.

(b) None of Services or any of its directors, officers, employee, Affiliates, or any other Person acting for or on behalf of Services (a) is a Person with whom transactions are prohibited or limited under any economic sanctions laws, rules, or regulations, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury, or (b) has violated any Anti-Terrorism Laws or any Laws relating to economic sanctions, export controls, import, customs, or antiboycott Laws within the last five (5) years. Services is, and for the past five (5) years has been, in possession of and in compliance with any and all licenses, registrations, and permits that may be required for its lawful conduct under any Anti-Terrorism Laws and any economic sanctions, import, and export control Laws, including without limitation the Export Administration Regulations. Within the past five (5) years, Services has not made any voluntary disclosure to any Governmental Authority relating to Anti-Terrorism Laws or any sanctions, import, customs, export control or antiboycott Laws, has not been the subject of any investigation or inquiry regarding compliance with such Laws, and has not been assessed any fine or penalty under such Laws. None of Services or any of its Affiliates or constituents engages, or will engage in, any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Services has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that: (y) no Person who owns any direct or indirect interest in Services is a Designated Person; and (z) funds invested directly or indirectly in Services are derived from legal sources.

Section 4.12 TAX MATTERS.

(a) The Company is, and has been since its formation, an entity disregarded as separate from a “United States person” for U.S. federal Tax purposes.

(b) Services is, and has been since its formation, an entity disregarded as separate from a “United States person” for U.S. federal Tax purposes.

(c) The Company has timely filed all material federal, state, local and foreign Tax Returns required to be filed by it with the appropriate Governmental Authorities (after giving effect to any filing extension properly granted by any such Governmental Authority having authority to do so). All such Tax Returns are true, correct, and complete in all material respects.

(d) Services has timely filed all material federal, state, local and foreign Tax Returns required to be filed by it with the appropriate Governmental Authorities (after giving effect to any filing extension properly granted by any such Governmental Authority having authority to do so). All such Tax Returns are true, correct, and complete in all material respects.

(e) The Company has timely paid (or had timely paid on its behalf) all Taxes due and payable, including any Taxes levied on any of the Company’s properties, assets, income or franchises, whether or not shown as owing on such Tax Returns. Except to the extent that a failure to do so would not individually or in the aggregate be material, all amounts of Taxes that the Company was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor or other third party have been duly withheld or collected and, to the extent required, have been timely remitted to the appropriate Governmental Authority, and the Company has complied in all material respects with all information reporting and back-up withholding provisions of applicable Law. No deficiencies for any Taxes, other than deficiencies that would not individually or in the aggregate be material, have been proposed, asserted or assessed in writing against the Company, and no waivers or extensions of the time to assess or collect any such Taxes are currently in effect.

(f) Services has timely paid (or had timely paid on its behalf) all Taxes due and payable, including any Taxes levied on any of Services’ properties, assets, income or franchises, whether or not shown as owing on such Tax Returns. Except to the extent that a failure to do so would not individually or in the aggregate be material, all amounts of Taxes that Services was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor or other third party have been duly withheld or collected and, to the extent required, have been timely remitted to the appropriate Governmental Authority, and Services has complied in all material respects with all information reporting and back-up withholding provisions of applicable Law. No deficiencies for any Taxes, other than deficiencies that would not individually or in the aggregate be material, have been proposed, asserted or assessed in writing against Services, and no waivers or extensions of the time to assess or collect any such Taxes are currently in effect.

(g) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Company or the Interests.

(h) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Services.

(i) There are no pending or threatened in writing audits, assessments, claims, proceedings, or other actions with respect to Taxes or Tax Returns of, or with respect to, the Company. No power of attorney has been granted to any Person with respect to any Tax matter of the Company that will remain in force after the Closing. No claim has been made by any Governmental Authority in writing in a jurisdiction where the Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(j) There are no pending or threatened in writing audits, assessments, claims, proceedings, or other actions with respect to Taxes or Tax Returns of, or with respect to, Services. No power of attorney has been granted to any Person with respect to any Tax matter of Services that will remain in force after the Closing. No claim has been made by any Governmental Authority in writing in a jurisdiction where Services does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(k) Neither WhiteHawk OP nor any of its subsidiaries (solely in their capacities as owners of the Interests upon Closing) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law) in respect of a Pre-Closing Tax Period, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date outside of the ordinary course of business of either the Company or Services, as applicable, (iv) prepaid amount received on or prior to the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

Section 4.13 ABSENCE OF CERTAIN CHANGES.

(a) Since December 31, 2025, (a) there has not been a Material Adverse Effect with respect to the Company, (b) the Company has operated and the Business has been conducted in the ordinary course of business in all material respects, and (c) there has not been, with respect to the Company or the Business, any action that would have been prohibited by Section 6.01 had this Agreement been in effect for such period.

(b) Since December 31, 2025, (a) there has not been a Material Adverse Effect with respect to Services, (b) Services has operated and the Business has been conducted in the ordinary course of business in all material respects, and (c) there has not been, with respect to Services or the Business, any action that would have been prohibited by Section 6.01 had this Agreement been in effect for such period.

Section 4.14 EMPLOYEES. Services represents and warrants as follows:

(a) Schedule 4.14(a) sets forth a list of the employees of, or individuals providing services to, Services as of the date hereof (each such employee or individual, together with any new or replacement employees or individuals who will be employees of, or individuals providing services to, Services as of the Contribution Date, being referred to herein as a “Business Employee”), showing each Business Employee’s date of hire, current hourly rate or salary or other basis of compensation, including annual bonus target for 2026, full-time or part-time status, location, exempt or non-exempt status, leave status, immigration status and job function. Other than the Business Employees set forth on Schedule 4.14(a) and any employees employed by any entity that is as of the date hereof a direct or indirect subsidiary of WHIC, there are no employees who are providing services to the Business.

(b) As of the date of this Agreement, no Business Employee has given written notice of intent to terminate his or her employment relationship with Services, or, to Knowledge of Services, intends to terminate his or her employment relationship with Services within the twelve (12) month period following the date hereof.

(c) Services is not, and has not been in the past five (5) years, a party to any collective bargaining agreement or other Contract with any labor union, labor organization or works council, and no such Contract is being negotiated, and Services is not the subject of any proceeding or organizing activity that seeks to compel Services to bargain with any labor organization or that seeks to represent any Business Employees. No labor organization or group of employees of Services has made a demand for recognition or certification within the last five (5) years, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Services, threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no strike, lockout, slowdown, or work stoppage against Services currently pending or, to the Knowledge of Services, threatened, that may interfere in any respect with the conduct of the Business. In the past five (5) years, there has been no grievance or other labor dispute against or involving Services or involving any Business Employee in respect of such Business Employee’s employment with Services. There are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any Business Employee or former Business Employee in respect of such current or former Business Employee’s employment with Services.

(d) Services is, and for the past five (5) years has been, in compliance in all material respects with all laws regarding employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, equal employment opportunity, discrimination, harassment, disability rights or benefits, wages and hours (including classification of employees, minimum wage, overtime, and equitable pay practices), hours of work, child labor, civil rights, withholdings and deductions, classification and payment of employees, temporary employees, independent contractors, and consultants, restrictive covenant obligations, employment and compensation equity, the Worker Adjustment and Retraining Notification Act of

1988 and any similar state or local “mass layoff” or “plant closing” Laws (collectively, “WARN”), collective bargaining, occupational health and safety, workers’ compensation, immigration, employee trainings and notices, whistleblowing, affirmative action, automated employment decision tools (including artificial intelligence), unemployment insurance, and other laws in respect of any reduction in force (including notice, information and consultation requirements). No claims relating to non-compliance with the foregoing are pending or threatened. Services is not a party to, and not otherwise bound by, any consent decree, judgment, or arbitration award with, or citation by, any Governmental Authority relating to employees or employment practices, and no judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects Services’ ability to manage its employees, service providers, or job applicants. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Services within the one (1) year prior to Closing. Services has not, within the one (1) year prior to Closing, incurred, and no circumstances exist under which Services would reasonably be expected to incur, any liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors and/or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(e) Except as set forth in Schedule 4.14(e), there are no actions, suits, complaints, claims, charges, governmental investigations or other legal proceedings against Services pending or, to the Knowledge of Services, threatened to be brought or filed, by or with any Governmental Authority or arbitrator concerning the employment or termination of employment or failure to employ by Services of any current or former Business Employee of Services, including but not limited to any claim relating to the Laws outlined in Section 4.14(d).

(f) The Business Employees who work in the United States have appropriate documentation to work in the United States. Services has not been notified in the past three (3) years of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning Services, and Services has never received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(g) For the past five (5) years, no allegations of sexual harassment or sexual misconduct have been made by any Business Employee or current or former director or officer of Services against any other Business Employee or current or former director or officer of Services, and Services has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, or Business Employee. For the past five (5) years, Services has promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations by, or against, any Business Employee. Services has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit. Services has not incurred, and, to the Knowledge of Services, no circumstances exist under which Services would reasonably be expected to incur, any liability arising from such allegations.

(h) To the Knowledge of Services, no Business Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, restrictive covenant agreement, or any other written obligation related to his or her engagement with Services.

(i) Services is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan, or (iv) party to or bound by any contract requiring the payment of prevailing wage rates and/or benefits to workers.

(j) The Business Employees are sufficient in number and skill to allow WhiteHawk OP to operate the Business in substantially the same manner as it was conducted immediately prior to the Contribution Date.

Section 4.15 BENEFIT PLANS.

(a) Schedule 4.15(a) sets forth a correct and complete list of each material Plan.

(b) Each Plan has been established, maintained, administered and funded, in all material respects, in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service on which Services is entitled to rely, and, to the Knowledge of Services, nothing has occurred with respect to the operation of such Plan that could reasonably be expected to cause the loss of such qualification.

(c) Services has made available to WhiteHawk OP correct and complete copies of each Plan, and to the extent applicable: (i) all plan documents currently in effect, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the most recent plan year, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports; (iii) the most recent Internal Revenue Service determination letter or opinion letter, as applicable, (iv) the most recent summary plan descriptions and summary of material modifications, and (v) written summaries of all non-written Plans.

(d) No Plan is, and neither Services nor any of its ERISA Affiliates maintains, sponsors, contributes to, participates in, has any obligation to contribute to, or has within the past six (6) years sponsored, maintained, contributed to, participated in or had any obligation to contribute to, or has or has ever had any current or potential obligation or liability under or with respect to any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 or Section 430 of the Code, including a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), (ii) multiple employer plan (as described in Section 413(c) of the Code or 29 C.F.R. § 4001.2), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan or arrangement providing for, post-employment health or life insurance benefits or coverage, or other post-employment welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state laws, and at the sole expense of such Person).

(e) With respect to the Plans, all required contributions, benefits, premiums, payments or other liabilities or expenses have been timely made, provided or paid or properly accrued in accordance with GAAP in all material respects.

(f) With respect to any Plan, (i) no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of Services, threatened against any Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Plan with respect to the operation thereof, and (ii) to the Knowledge of Services, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits. No event has occurred, and to the Knowledge of Services, no condition exists that would, including by reason of Services’ affiliation with any of its ERISA Affiliates, subject Services to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in connection with any other event, could reasonably be expected to (i) result in any payment or benefit becoming due to any current or former employee or other service provider of Services or under any Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee or other service provider of Services or under any Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee or other service provider of Services or under any Plan.

(h) Services does not maintain any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under any Plan, including under Section 409A of the Code or otherwise, other than as may be provided under an expense reimbursmenet policy of Services made available to WHIC or WhiteHawk OP prior to the date hereof.

Section 4.16 LOANS TO THE COMPANY OR SERVICES. There are no outstanding loans to, or other Indebtedness incurred by, the Company or Services.

Section 4.17 LICENSES AND PERMITS.

(a) (i) The Company holds all material licenses, permits and other regulatory and governmental authorizations (“Governmental Licenses”) that are required to be maintained by it in connection with the conduct of the Business, (ii) each such Governmental License is valid and in full force and effect in all material respects and will not be invalidated by consummation of the Transactions, and (iii) the Company is and has been in compliance in all material respects with all of the terms and requirements of each Governmental License, and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.

(b) (i) Services holds all Governmental Licenses that are required to be maintained by it in connection with the conduct of the Business, (ii) each such Governmental License is valid and in full force and effect in all material respects and will not be invalidated by consummation of the Transactions, and (iii) Services is and has been in compliance in all material respects with all of the terms and requirements of each Governmental License, and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.

Section 4.18 ABSENCE OF UNDISCLOSED LIABILITIES.

(a) There are no liabilities or obligations relating to the Company or Business of any nature, whether accrued, contingent or otherwise, and, to the Knowledge of the Contributor, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations reflected in the Company Financial Statements previously provided to WhiteHawk OP (to the extent such liabilities or obligations reflected in the Company Financial Statements are reasonably apparent on their face to be specific liabilities or obligations of the Company) or that were incurred since January 1, 2026 in the ordinary course of business (none of which relates to any breach of Contract, Action or violation of Law).

(b) There are no liabilities or obligations relating to Services or Business of any nature, whether accrued, contingent or otherwise, and, to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for existing payroll liabilities or obligations incurred in the ordinary course of business and not yet due or payable.

Section 4.19 REAL PROPERTY. Neither the Company nor Services owns or leases any real property, has ever owned or leased any real property, and will not as of the Contribution Date own or lease any real property.

Section 4.20 INTELLECTUAL PROPERTY; IT SYSTEMS.

(a) Neither the Company nor Services owns or purports to own or license any Intellectual Property.

(b) Neither the Company nor Services owns or purports to own, lease or license any IT Systems.

(c) The Company and the conduct and operation of the Business, as currently conducted and as currently proposed to be conducted, have not infringed, misappropriated, or otherwise violated, and do not currently infringe, misappropriate, or otherwise violate any Intellectual Property of any Person. The Company is not the subject of any pending or threatened legal proceedings alleging or involving any of the foregoing.

(d) Services and the conduct and operation of the Business, as currently conducted and as currently proposed to be conducted, have not infringed, misappropriated, or otherwise violated, and do not currently infringe, misappropriate, or otherwise violate any Intellectual Property of any Person. Services is not the subject of any pending or threatened legal proceedings alleging or involving any of the foregoing.

Section 4.21 ENVIRONMENTAL LIABILITY.

(a) The Company has not been subject to, and there are no currently pending legal, administrative, arbitral or other proceedings, or claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company of any material liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, pending or threatened against the Company, and the Company is and has been in material compliance with all such laws, statutes, regulations and ordinances. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation on the Company with respect to the foregoing.

(b) Services has not been subject to, and there are no currently pending legal, administrative, arbitral or other proceedings, or claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Services of any material liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, pending or threatened against Services, and Services is and has been in material compliance with all such laws, statutes, regulations and ordinances. Services is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation on Services with respect to the foregoing.

Section 4.22 POWERS OF ATTORNEY.

(a) There are no outstanding powers of attorney executed on behalf of the Company.

(b) There are no outstanding powers of attorney executed on behalf of Services.

Section 4.23 TRANSACTIONS WITH RELATED PARTIES. Except as set forth on Schedule 4.23, there are no outstanding loans, receivables or payables from or to the Contributor and its Affiliates, on the one hand, and any Business Employee, Services or the Company, on the other hand. Except as set forth on Schedule 4.23, there is no: (i) agreement between the Company or Services, on the one hand, and (A) the Contributor, (B) any current or former officer, employee, director, manager, partner, beneficiary or executor of the Contributor or the Company or (C) any Affiliate of the Persons identified in clauses (A) and (B), excluding the Company and Services, on the other hand; or (ii) agreements requiring payments to be made by the Company or Services to any Person on a change of control or otherwise as a result of the consummation of the Transactions.

Section 4.24 IMPROPER PAYMENTS.

(a) Neither the Company nor any director, officer, employee, Affiliate, representative, or any other Person acting for or on behalf of the Company has (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company; or (f) otherwise violated any Anti-Corruption Law. The Company has not received any written communication that alleges that the Company, or any of its representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law, has not made any voluntary disclosure to any Governmental Authority relating to any Anti-Corruption Law, has not been the subject of any investigation or inquiry regarding compliance with any Anti-Corruption Law, and has not been assessed any fine or penalty under any Anti-Corruption Law.

(b) Neither Services nor any director, officer, employee, Affiliate, representative, or any other Person acting for or on behalf of Services has (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of Services; or (f) otherwise violated any Anti-Corruption Law. Services has not received any written communication that alleges that Services, or any of its representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law, has not made any voluntary disclosure to any Governmental Authority relating to any Anti-Corruption Law, has not been the subject of any investigation or inquiry regarding compliance with any Anti-Corruption Law, and has not been assessed any fine or penalty under any Anti-Corruption Law.

Section 4.25 NO OTHER OPERATIONS.

(a) Except as set forth in Schedule 4.25(a) and except for activities such as opening and maintaining bank accounts and filing Tax Returns and matters contemplated by this Agreement, since its formation, the Company has not engaged in, and is not currently engaged in, any trade, business, or activity other than providing management services to WhiteHawk OP and its Affiliates.

(b) Except as set forth in Schedule 4.25(b) and except for activities such as opening and maintaining bank accounts and filing Tax Returns and matters contemplated by this Agreement, since its formation, Services has not engaged in, and is not currently engaged in, any trade, business, or activity other than providing employment services to WhiteHawk OP and its Affiliates.

Section 4.26 SUFFICIENCY OF ASSETS.

(a) After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, (i) the properties, assets, and rights owned, leased, or licensed by WHIC and its Affiliates will collectively constitute all of the properties, assets, and rights, necessary to conduct the Business, and (ii) the Contributor and its Affiliates will not own, lease or license any properties, assets, or rights used in or relating to the Business.

(b) Other than at-will employment arrangements between Services and the Business Employees, Services has no assets or operations or is a party to any Contract.

Section 4.27 INVESTMENT COMPANY ACT.

(a) The Company is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(b) Services is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.28 BROKERS, FINDERS AND ADVISORS. Except as set forth in Schedule 4.28, neither the Company, Services nor the Contributor has entered into any agreement resulting in, or which will result in, the Company, WhiteHawk OP, or any Affiliate thereof having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.

Article V
REPRESENTATIONS AND WARRANTIES OF WHITEHAWK OP and WHIC

Each of WhiteHawk OP and WHIC hereby represent and warrant, jointly and severally, to the Contributor as follows, as of the date hereof and as of the Contribution Date and Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time):

Section 5.01 ORGANIZATION AND QUALIFICATION.

(a) WhiteHawk OP is a duly formed limited partnership validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in each of the states in which it is required to be qualified, except where the failure to be so qualified would not reasonably be expected to prevent or materially delay the ability of WhiteHawk OP to perform its obligations under the Agreement and the Transaction Documents or consummate the IPO. WhiteHawk OP is not in material default under any provision of its certificate of limited partnership, partnership agreement or other organizational document.

(b) WHIC is a duly formed corporation validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in each of the states in which it is required to be qualified, except where the failure to be so qualified would not reasonably be expected to prevent or materially delay the ability of WHIC to perform its obligations under the Agreement and the Transaction Documents or consummate the IPO. WHIC is not in material default under any provision of its certificate of incorporation, bylaws or other organizational document.

Section 5.02 DUE AUTHORIZATION; APPROVALS.

(a) WhiteHawk OP has all necessary limited partnership power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Transactions and the IPO. The execution and delivery of this Agreement and the Transaction Documents to which it is a party constitutes the legal, valid and binding agreement of WhiteHawk OP enforceable against WhiteHawk OP in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement and the Transaction Documents to which WhiteHawk OP is a party and the performance by WhiteHawk OP of its obligations hereunder and thereunder has been approved by the WH OP GP and no other limited partnership or other proceedings on the part of WhiteHawk OP is necessary to authorize the execution and delivery by WhiteHawk OP of this Agreement or the Transaction Documents to which WhiteHawk OP is a party or the performance by WhiteHawk OP of its obligations hereunder or thereunder.

(b) WHIC has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Transactions and the IPO. The execution and delivery of this Agreement and the Transaction Documents to which it is a party constitutes the legal, valid and binding agreement of WHIC enforceable against WHIC in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement and the Transaction Documents to which WHIC is a party and the performance by WHIC of its obligations hereunder and thereunder has been approved by all necessary corporate action and no other proceedings on the part of WHIC is necessary to authorize the execution and delivery by WHIC of this Agreement or the Transaction Documents to which WHIC is a party or the performance by WHIC of its obligations hereunder or thereunder.

Section 5.03 BROKERS, FINDERS AND ADVISORS. Neither WHIC nor WhiteHawk OP has entered into any agreement resulting in, or which will result in, the Contributor or any Affiliate thereof having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.

Section 5.04 COMMON UNITS. All of the WhiteHawk OP Units and Earnout OP Units have been duly authorized and, solely in the case of the WhiteHawk OP Units, are validly issued, fully paid and non-assessable. The Earnout OP Units will be validly issued, fully paid and non-assessable at the time of their issuance pursuant to Section 2.02(f). The Contributor will acquire the WhiteHawk OP Units and the Earnout OP Units, if any, in accordance with Section 2.01 and Section 2.02, as applicable, free and clear of all Encumbrances (other than those imposed by

Section 7.04(d) or applicable securities Laws and any transfer restrictions set forth in the A&R OP LPA). There are no restrictions on transfer of the WhiteHawk OP Units and Earnout OP Units except as referenced in this Agreement, the Management Employment Agreements and in the A&R OP LPA.

Section 5.05 CLASS B COMMON STOCK. As of the Closing, all of the WHIC Shares and the Earnout WHIC Shares have been duly authorized and, solely in the case of the WHIC Shares that are not Earnout WHIC Shares, are validly issued, fully paid and non-assessable. The Earnout WHIC Shares will be validly issued, fully paid and non-assessable at the time of their issuance pursuant to Section 2.02(f). The Contributor will acquire the WHIC Shares and the Earnout WHIC Shares, if any, in accordance with Section 2.01 and Section 2.02, as applicable, free and clear of all Encumbrances (other than those imposed by Section 7.04(d) or applicable securities Laws). There are no restrictions on transfer of the WHIC Shares and the Earnout WHIC Shares except as referenced in this Agreement and in the A&R WHIC Charter.

Section 5.06 TAX MATTERS. For all periods from its formation through the Contribution, WhiteHawk OP has been property classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(ii) and no election has been made or is pending to change such classification.

Section 5.07 NO CONFLICT.

(a) Neither the execution, delivery, nor performance of this Agreement or any other Transaction Document to which it is a party by WhiteHawk OP or WHIC, nor any action or omission on the part of WhiteHawk OP or WHIC required pursuant hereto or thereto, nor the consummation of the Transactions by WhiteHawk OP or WHIC will (i) violate or conflict with, or result in a breach or default of, any provision of any resolution adopted by the board of managers (or equivalent governing body), members or other equityholders, the certificate of formation, operating agreement or equivalent governing documents of WhiteHawk OP or WHIC, (ii) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to the WhiteHawk OP or WHIC, or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any Contract or other material document to which the WhiteHawk OP or WHIC is a party or by which any of their properties are bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement; and (b) neither WhiteHawk OP nor WHIC is or will be required to give any notice to, make any filing with, or obtain any consent from any Person in connection with the execution and delivery of this Agreement or any other Transaction Document to which it is a party.

Section 5.08 NO OTHER REPRESENTATIONS AND WARRANTIES. Neither the Contributor nor any of its Affiliates or representatives has made any representation or warranty, express or implied, as to the Company, the Business, the Interests, or any information provided to WhiteHawk OP or WHIC in connection with the Transactions, except as expressly set forth in Article IV (including the related portions of the Schedules) or any other Transaction Document. The Contributor shall not have or be subject to any liability to WhiteHawk OP or WHIC resulting from the distribution to WhiteHawk OP or WhiteHawk OP’s use of, any such information, including any information, documents, projections, forecasts or other materials made available to WhiteHawk OP in expectation of the Transactions, unless such information is expressly included in a representation or warranty contained in Article IV (including the related portions of the Schedules) or any other Transaction Document. Neither WhiteHawk OP nor WHIC has relied and neither is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of their respective Affiliates or representatives as to the Company, the Business, or the Interests, except as expressly set forth in Article IV (including the related portions of the Schedules) or any other Transaction Document.

Article VI
COVENANTS

Section 6.01 CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date hereof until the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement or Schedule 6.01, the Company and Services shall, and the Contributor shall cause the Company and/or Services to: (i) conduct the Business in the ordinary course, consistent with past practice; (ii) use commercially reasonable efforts to preserve intact its present organization; (iii) use commercially reasonable efforts to keep available the services of its current employees and of all other Persons who provide services to WhiteHawk OP and its respective Affiliates; and (iv) use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to the Business. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof to the Closing, without the prior written consent of WhiteHawk OP, the Contributor (with respect to the Business) shall not, and shall cause the Company and/or Services not to:

(a) enter into any Contract;

(b) fail to timely pay any account payable relating to the Business in the ordinary course of business, other than amounts that are subject to dispute in good faith;

(c) enter into any commitment or transaction relating to the Business except in the ordinary course of business;

(d) enter into any new line of business or discontinue an existing line of business;

(e) incur, create, assume or guarantee any Indebtedness;

(f) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(g) allow the lapse or termination of material policies of insurance unless contemporaneously replaced with comparable policies, other than changes in terms, deductibles and coverage limits of any such material policies of insurance;

(h) (1) make or permit to be made any Tax election inconsistent with past practice or change or revoke any Tax election, (2) change any method of accounting (including for Tax purposes), (3) file any amended Tax Return or file any Tax Return in a manner inconsistent with past practice, (4) settle or compromise any Proceeding relating to Taxes, (5) agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to Taxes (other than such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business), (6) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable Tax Law), (7) enter into any Tax allocation agreement or Tax sharing agreement (other than (A) any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes or (B) to the extent relating to the transactions contemplated by this Agreement) (8) change the Tax classification of the Company or Services, or (9) fail to pay any Taxes when due and payable;

(i) increase the compensation or benefits of any current or former employee or other service provider of the Business, other than (1) in the ordinary course of business consistent with past practices, (2) to the extent required by Law or (3) as required by the terms of any existing Plan set forth on Schedule 4.15(a);

(j) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, practice, trust, fund or other arrangement that would be a Plan if it were in existence as of the date hereof;

(k) commit to any single or aggregate capital expenditure or commitment that would impose any obligations on WhiteHawk OP or its Affiliates after the Closing (including the Company);

(l) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(m) cancel any debts or waive any claims or rights relating to the Business, the Company or Services;

(n) enter into any lease for real property or assign its rights under, amend or terminate any lease with respect to real property;

(o) issue, sell or grant any Equity Interests of the Company or Services, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of the Company or Services, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Equity Interests of the Company or Services or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of the Company or Services or any other securities in respect of, in lieu of, or in substitution for, the Equity Interests of the Company or Services that are outstanding on the date hereof;

(p) initiate any claim, action, suit or proceeding or settle or compromise any claim, action, suit or proceeding pending or threatened against it or relating to the Business, other than any such settlement or compromise that involves solely payment of money damages that is paid on or prior to Closing; provided, however, for the avoidance of doubt, that neither the Company nor Services shall agree to, or shall, settle any claim, action, suit or proceeding if the settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Business as conducted as of the date hereof;

(q) other than in the ordinary course of business consistent with past practice, hire or terminate, or enter into any employment contract with, any individual, engage the services of any individual service provider, or promote or appoint any Person to any position;

(r) make or authorize any change in its organizational documents;

(s) take, or agree or otherwise commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions;

(t) take or authorize any action that constitutes Leakage; or

(u) take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Section 3.02(c).

Section 6.02 ACCESS TO INFORMATION. During the period from the date hereof to the Closing or earlier termination of this Agreement, the Contributor shall furnish WhiteHawk OP and its representatives with any information and data (including copies of contracts, plans and other books and records) concerning the Business, the Company, Services and operations of the Business as WhiteHawk OP or any of its representatives reasonably may request.

Section 6.03 CONSENTS AND APPROVALS.

(a) Upon the terms and subject to the conditions set forth in this Agreement, WhiteHawk OP, WHIC, the Company, Services and the Contributor shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto, all things necessary, proper and advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Transactions, including (i) taking all actions necessary to cause the conditions to Closing set forth in Section 3.02(c) hereof to be satisfied, (ii) preparation and filing of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and obtaining all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Transactions and making all necessary registrations and filings (including filings with Governmental Authorities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid legal proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Transactions, (iii) reasonably defending any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, and (iv) execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b) In connection with, and without limiting the foregoing, each of WhiteHawk OP, WHIC, the Company, Services and the Contributor shall give (or shall cause to be given) any notices to any Person, and each shall use, and cause each of their respective Affiliates to use, reasonable efforts to obtain any consents from any Person not covered by Section 6.03(a) that are necessary, proper and advisable to consummate the Transactions. Each of WhiteHawk OP, WHIC, the Company, Services and the Contributor will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, WhiteHawk OP, WHIC, the Company, Services and the Contributor or their respective representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither WhiteHawk OP, WHIC, the Company, Services or the Contributor shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person solely pursuant to this Section 6.03(b) shall not be a condition to the obligations of the parties to consummate the Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Transactions, none of WhiteHawk OP, WHIC, the Company, Services or the Contributor or any of their respective Affiliates or representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. WhiteHawk OP, WHIC, the Company, Services and the Contributor acknowledge and agree that no approval or consent of any such Person solely pursuant to this Section 6.03(c) is a condition to the obligations of any party to effect the Transactions.

Section 6.04 TAX MATTERS.

(a) Filing of Tax Returns.

(i) The Company shall timely prepare and file, or cause to be timely prepared and filed, in each case at its sole expense, all Tax Returns that are required to be filed by the Company and Services for Pre-Closing Tax Periods that are due on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practices applicable to the preparation of such Tax Returns including all elections, accounting methods and conventions, except as required by applicable Tax Law. The Company shall provide any such Tax Return that is an income Tax Return to WhiteHawk OP for its review, comment, and consent, which consent shall not be unreasonably withheld, conditioned or delayed, no less than 30 days prior to the due date for filing such Tax Return (including extensions).

(ii) From and after the Closing Date and subject to the consent right noted below, WhiteHawk OP shall have the exclusive obligation and authority, at its sole cost and expense, to prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and Services for all Pre-Closing Tax Periods (including, for the avoidance of doubt, Tax Returns relating to the Saddle Periods) that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for the period ending on the Closing Date, and shall timely pay Taxes shown as due and owning on such Tax Returns; provided, that the Contributor shall be responsible for any such Taxes (excluding any such Taxes attributable to the portion of any Straddle Period beginning after the Closing Date) and shall pay to WhiteHawk OP the amount of any such Taxes at least five (5) days prior to the due date for such Taxes (excluding any such Taxes attributable to the portion of any Straddle Period beginning after the Closing Date). The Contributor shall cooperate fully and promptly in connection with the preparation and filing of such Tax Returns. All such Tax Returns shall be prepared in accordance with the past practice of the Company or Services, as applicable, except as required by applicable Tax Law. WhiteHawk OP shall provide any such Tax Return to the Contributor for its review, comment, and consent, which consent shall not be unreasonably withheld, conditioned or delayed, no less than 30 days prior to the due date for filing such Tax Return (including extensions). WhiteHawk OP shall make, or cause to be made, such revisions to such Tax Returns as a reasonably requested by the Contributor prior to the filing thereof.

(iii) To the extent permissible under applicable Law, the parties agree to elect (and have the Company and Services elect) to have each Tax year of the Company and Services to end on the Closing Date. If such election is not permitted or required in a jurisdiction with respect to a specific Tax such that the Company or Services is required to file a Tax Return for a Straddle Period, the Taxes for such Straddle Period (A) shall be allocable to the Contributor to the extent such Taxes are allocated to the portion of the Straddle Period ending at the end of the Closing Date pursuant to this Section 6.04(a)(iii) and (B) shall be allocable to WhiteHawk OP to the extent such Taxes are allocated to the portion of the Straddle Period beginning on the day after the Closing Date pursuant to this Section 6.04(a)(iii). For any Straddle Period, the Taxes of the Company or Services shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day after the Closing Date: (1) in the case of Taxes based on income, gross or net sales payments, receipts or payroll, on the basis of a deemed closing of the books and records of the Company or Services, as applicable, as of the end of the Closing Date and (2) in the case of any other Taxes, pro rata on a per diem basis based on a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b) Cooperation on Tax Matters. WhiteHawk OP, the Company and the Contributor shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of any Tax Returns, the conduct of any Tax audit, litigation or other proceeding with respect to Taxes or the Intended Tax Treatment, or in connection with determining any liability for Taxes of, or with respect to, the Company or Services. Such cooperation shall include (i) the retention and (upon another party’s reasonable written request) the provision of records and information that are reasonably relevant to any such Tax Return or such Tax audit, litigation or other proceeding and (ii) making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. The parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other parties reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, WhiteHawk OP, the Company and the Contributor, as the case may be, shall allow the other party to take possession of such books and records; provided, however, that if WhiteHawk OP reasonably determines that any records, information or material are protected by attorney-client privilege and that the disclosure of such records, information or material would reasonably be expected to jeopardize such privilege, such records, information or material are not required to be provided pursuant to this Section 6.04(b).

(c) Refunds. Any refunds or credits of Taxes of the Company or Services for any Pre-Closing Tax Period that are received or realized by WhiteHawk OP, the Company or their Affiliates, shall be for the account of the Contributor, and WhiteHawk OP or the Company shall pay over to the Contributor any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement thereto; provided that any such refund payable pursuant to this Section 6.04(c) shall be net of any Taxes or reasonable out-of-pocket costs or expenses incurred by WhiteHawk OP or the Company in connection with obtaining such refund; provided further, that if such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Contributor agrees to repay promptly to WhiteHawk OP (or the Company) the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority.

(d) Amended Tax Returns. WhiteHawk OP shall not, and shall not cause or permit the Company or Services to, (i) amend any Tax Returns of the Company or Services filed with respect to any Tax year ending on or before the Closing Date or any Straddle Period, (ii) make or revoke any Tax election for the Company or Services that has retroactive effect to any Tax year ending on or before the Closing Date and adversely affects the Taxes or Tax Returns of the Company or Services for any Pre-Closing Tax Period or Straddle Period, (iii) extend or waive the applicable statute of limitations with respect to a Tax of the Company or Services for any Pre-Closing Tax

Period or Straddle Period, (iv) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company or Services for a Pre-Closing Tax Period or Straddle Period, or (v) enter into or pursue a voluntary disclosure agreement with a Governmental Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period or Straddle Period, in each such case without the prior written consent of the Contributor, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) will be split evenly between the Contributor, on the one hand, and WhiteHawk OP, on the other hand, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

(f) Withholding. Any and all payments by or on account of any obligation under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Law. To the extent any party determines it is required to deduct or withhold any amounts payable pursuant to this Agreement, such party shall provide prompt written notice to the party in respect of which such deduction or withholding is required and shall cooperate therewith to reduce or eliminate such deduction or withholding to the maximum extent permitted by applicable Law.

(g) Tax Contests.

(i) If any Governmental Authority issues to any party hereto a notice of proposed adjustment, or a notice of its intent to audit or conduct another Action with respect to a Tax Return or Taxes of the Company or Services for any Pre-Closing Tax Period or Straddle Period that could reasonably be expected to require the Contributor to indemnify any WhiteHawk OP Indemnified Party pursuant to this Agreement (each, a “Tax Contest”), then the recipient of such notice shall notify the other parties of its receipt of such notice from the Governmental Authority within five (5) days of receipt and provide the other parties with copies of all material correspondence and other material documents received from the Governmental Authority.

(ii) WhiteHawk OP shall control any Tax Contest; provided, however, that (i) the Contributor may (at its sole cost and expense) participate in (but not control) any Tax Contest, including through the retention of its own legal counsel, and (ii) WhiteHawk OP shall (A) keep the Contributor reasonably and timely informed of all material developments and events relating to such Tax Contest, (B) consult with the Contributor in connection with the conduct of any such Tax Contest and (C) not settle or compromise any Tax Contest without the prior written consent of the Contributor (such consent not to be unreasonably withheld, conditioned or delayed).

(h) Allocation.

(i) Within sixty (60) days of the final determination of the Contribution and Subscription Closing Consideration, WhiteHawk OP shall provide to the Contributor a schedule allocating the Contribution and Subscription Closing Consideration (and any other items properly treated as consideration for U.S. federal income Tax purposes) among the assets of the Company and Services (the “Allocation Schedule”).

(ii) If within thirty (30) days of receiving the Allocation Schedule, the Contributor has not objected, the Allocation Schedule shall be final and binding. If within thirty (30) days the Contributor objects to the Allocation Schedule, WhiteHawk OP and the Contributor shall cooperate in good faith to resolve their differences. If after thirty (30) days, WhiteHawk OP and the Contributor are unable to agree, the parties shall retain the Accounting Firm pursuant to the provisions of Section 2.02(e), mutatis mutandis, to resolve any remaining disputes. The determination of the Accounting Firm shall be final and binding on all parties.

(iii) The parties hereto shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Contribution and Subscription Closing Consideration. The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Authority within the meaning of Section 1313(a) of the Code.

Section 6.05 SUPPLEMENTAL DISCLOSURE. Subject to applicable Law, WhiteHawk OP, on the one hand, and the Contributor and the Company, on the other hand, shall promptly, upon having or gaining actual knowledge of any event, condition or fact that would reasonably be expected to cause any of the conditions to the other party’s obligation to consummate the Transactions not to be fulfilled, notify the other party hereto, and furnish the other party hereto any information it may reasonably request with respect thereto.

Section 6.06 CONFIDENTIALITY; PUBLICITY. From and after the date hereof until the Closing, WhiteHawk OP shall, and shall cause their respective Affiliates and representatives to, keep confidential and not disclose to any Person documents and information concerning the Contributor or the Company disclosed to WhiteHawk OP or its Affiliates or representatives in connection with the Transactions. This Section 6.06 shall not apply to disclosure of information (a) to the extent that it is generally known to the public through no fault of WhiteHawk OP or any of its Affiliates or representatives or (b) to the extent that it is required to be disclosed by applicable Law; the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; order by a Governmental Authority; or subpoena, summons or legal process; provided that any such disclosure shall to the extent permissible by applicable Law be made after (i) consultation with the Contributor and (ii) allowing the Contributor the reasonable opportunity to contest such disclosure. If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 6.06 shall nonetheless continue in full force and effect. So long as this Agreement is in effect, the Contributor, the Company and WhiteHawk OP shall consult with each other and give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to obtaining the consent of the other parties, except as may be required by applicable Law or duties under applicable Law. Notwithstanding this Section 6.06, no party shall be required to consult or obtain the consent of the other parties prior to making statements that are consistent with any previous press releases, public disclosures or public statements made by the Contributor, the Company, Services or WhiteHawk OP in compliance with this Section 6.06.

Section 6.07 TERMINATION AND ASSIGNMENT OF AGREEMENTS. Effective upon the Closing, unless WhiteHawk OP otherwise agrees, the Contributor shall cause the agreements set forth on Schedule 4.23 or required to be set forth on Schedule 4.23 (other than the agreements set forth on Schedule 6.07, if any), to terminate, in each case, with no liability following the Closing to the Company. Immediately prior to the Closing, the Company will assign to the Contributor the right of the Company under the IMA to receive (i) the Liquidity Incentive Fee and (ii) unrestricted 2025 Shares (as defined therein) on the Vesting Date (as defined therein), in each case notwithstanding anything to the contrary in the IMA or the termination thereof, which rights shall survive termination or amendment thereof unless consent is obtained from the Contributor.

Section 6.08 EXPENSES AND INDEBTEDNESS. At or prior to the Closing, the Contributor shall cause all Transaction Expenses in excess of the Transaction Expenses Cap and all Indebtedness of the Company and Services to be repaid and discharged in full (including any and all prepayment premiums, penalties, breakage costs, and other amounts due in connection therewith).

Section 6.09 RESTRICTIVE COVENANTS.

(a) Except as otherwise permitted by the Management Employment Agreements, for a period of five (5) years following the Closing Date (the “Restricted Period”), the Contributor and each of its Affiliates (other than the Company and Services following the Closing) shall not, and shall cause its respective Representatives not to, directly or indirectly, anywhere in the United States (or any other jurisdiction in which the Business is conducted or proposed to be conducted as of the Closing Date): (i) engage in, manage, operate, control, or participate in the ownership, management, operation or control of any business or Person that competes with the Business as conducted by WhiteHawk OP and its Affiliates (including the services provided by the Company and Services) as of the Closing Date (a “Competing Business”); or (ii) own any interest in any Competing Business (other than passive ownership of less than five percent (5%) of the outstanding securities of any publicly traded company).

(b) Except as otherwise permitted by the Management Employment Agreements, during the Restricted Period, the Contributor and each of its Affiliates shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, hire, or attempt to solicit or hire any Business Employee (or any Person who was a Business Employee within the twelve (12) months prior to such solicitation) or induce any such Person to leave the employ of WhiteHawk OP, the Company, Services or any of their Affiliates; or (ii) solicit or attempt to solicit any customer, client, supplier, licensee, or other business relation of WhiteHawk OP, the Company, Services or any of their Affiliates with whom the Contributor or its Affiliates had material contact during the twelve (12) months prior to the Closing Date, for the purpose of providing products or services that are competitive with the Business.

(c) The Contributor acknowledges that the restrictions contained in this Section 6.09 are reasonable in scope, duration and geographic area in light of the nature of the Business, the consideration received by the Contributor, and the protection of the goodwill and value of the Interests and the Business being contributed to WhiteHawk OP. If any provision of this Section 6.09 is held to be invalid or unenforceable, the provision shall be reformed to the extent necessary to make it valid and enforceable, or if it cannot be reformed, it shall be severed and the remainder of this Section 6.09 shall remain in full force and effect. The Contributor agrees that any breach of this Section 6.09 would cause irreparable injury to WhiteHawk OP and its Affiliates and that WhiteHawk OP shall be entitled to specific performance and injunctive relief (without the need to post any bond) in addition to any other remedies available at law or in equity.

The covenants in this Section 6.09 shall survive the Closing and shall be binding on the Contributor and its Affiliates.

Article VII
INDEMNIFICATION AND CLAIMS

Section 7.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties of the Contributor contained in this Agreement will survive until 12 months after the later of the Contribution Date or Closing Date; provided that the Fundamental Representations shall survive until three (3) years after the later of the Contribution Date or Closing Date. The representations and warranties of WhiteHawk OP and WHIC shall survive until three (3) years after the later of the Contribution Date or Closing Date. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article VII in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive each of the Contribution Date and Closing for the period contemplated by its terms. Nothing in this Section 7.01 shall limit any claim for Fraud.

Section 7.02 INDEMNIFICATION OF WHITEHAWK OP. From and after the earlier of the Contribution Date or Closing, the Contributor shall indemnify and hold harmless WhiteHawk OP and its Affiliates, successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “WhiteHawk OP Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any WhiteHawk OP Indemnified Party arising out of, resulting from, based upon or relating to, without duplication:

(a) any material breach of or inaccuracy in any representation or warranty made by the Contributor in Article IV (other than any Fundamental Representations) of this Agreement;

(b) any breach of or inaccuracy in any of the Fundamental Representations;

(c) any failure to repay or discharge in full, at or prior to the Contribution Date, all Indebtedness of the Company and/or Services (including any prepayment premiums, penalties,

breakage costs, make-whole payments, or other amounts due in connection therewith) and any Transaction Expenses in excess of the Transaction Expenses Cap;

(d) any breach of or failure by the Contributor or, prior to the Contribution Date, the Company or Services, to duly and timely to perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement or any of the Transaction Documents;

(e) any (i) Taxes (or the non-payment thereof) imposed on or with respect to the Company or Services for any Pre-Closing Tax Period or (ii) any Taxes of the Contributor or any Affiliate thereof; and

(f) any amounts that constitute Leakage.

Section 7.03 INDEMNIFICATION OF CONTRIBUTOR . From and after the earlier of the Contribution Date or Closing, WhiteHawk OP and WHIC shall jointly and severally indemnify and hold harmless the Contributor and its successors, stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “Contributor Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Contributor Indemnified Party arising out of, resulting from, based upon or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by WhiteHawk OP and WHIC in Article V of this Agreement; and

(b) any breach of or failure by WHIC or WhiteHawk OP to duly and timely perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement or any of the Transaction Documents.

Section 7.04 LIMITATIONS.

(a) Notwithstanding anything to the contrary in this Agreement, no indemnity payments shall be payable by the Contributor as a result of any claim (other than a claim for Fraud) arising under:

(i) Section 7.02(a) unless and until the Losses claimed thereunder, when aggregated, are in excess of an amount equal to one percent (1%) of the aggregate value of the Earned Consideration on the date a claim made in good faith in accordance with this Article VII is finally resolved (the “Deductible”), in which case the WhiteHawk OP Indemnified Parties may recover the aggregate amount of all Losses payable thereunder in excess of the Deductible, subject to the remaining provisions of this Section 7.04;

(ii) Section 7.02(a) in excess of an amount equal to ten percent (10%) of the aggregate value of the Earned Consideration on the date a claim made in good faith in accordance with this Article VII is finally resolved; or

(iii) Section 7.02 in excess of an amount equal to the aggregate value of the Earned Consideration on the date a claim made in good faith in accordance with this Article VII is finally resolved.

(b) No party will be entitled to duplication of recovery for a Loss under any provision of this Agreement to the extent such party has actually received proceeds for the same Loss by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance of Loss that would be reasonably expected to, or does, give rise to an indemnification obligation hereunder, including incurring costs only to the minimum extent necessary, in such Indemnified Party’s reasonable discretion, to remedy the breach that gives rise to such Loss.

(d) Until the later of (x) the three (3) year anniversary of the Contribution Date or Closing Date and (y) the date on which any claim for indemnification made in good faith in accordance with this Article VII is finally resolved, the Contributor will satisfy any indemnification liability for which the Contributor is liable as follows:

(i) first, by offsetting the amount of such indemnification liability against any Earnout Consideration otherwise payable or paid to the Contributor (or its Affiliates or designees) under this Agreement (or any equity interests exchanged therefor); and

(ii) second, to the extent the Earnout Consideration is insufficient or unavailable to satisfy the full amount of such indemnification liability, by clawing back (i.e., requiring repayment of) a portion of the Contribution and Subscription Closing Consideration previously paid to the Contributor (or its Affiliates or designees), or any equity interests exchanged therefor, equal to the remaining unpaid balance of the indemnification liability.

For purposes of this Section 7.04(d), Earnout Consideration and Contribution and Subscription Closing Consideration (in each case, or any equity interests exchanged therefor) shall be valued at the VWAP for the thirty (30) days prior to the Trading Day immediately preceding the payment date. For the avoidance of doubt, any clawback, set off or other forfeiture of the Earnout Consideration or Contribution and Subscription Closing Consideration pursuant to this Section 7.04 shall include any corresponding WHIC Shares and Earnout WHIC Shares issued in connection therewith.

(e) Until the later of (x) the twelve (12)-month anniversary of the Contribution Date or Closing Date (the “Release Date”) and (y) the date on which any claim for indemnification made on or prior to the Release Date in good faith in accordance with this Article VII is finally resolved, the Contributor shall retain and not distribute, encumber, transfer or otherwise dispose of any portion of the Contribution and Subscription Closing Consideration (other than pursuant to Section 7.04(d)(ii)); provided, however, that to the extent there are any unresolved indemnification claims as of the Release Date, the Contributor shall be permitted to distribute, transfer and otherwise dispose of any portion of the Contribution and Subscription Closing Consideration then held by Contributor with a value in excess of one hundred ten percent (110%) of the Losses estimated by WHIC or WhiteHawk OP in good faith in respect of such unresolved indemnification claims.

Section 7.05 INDEMNIFICATION PROCEDURES. All claims for indemnification by any Indemnified Party shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article VII, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and provide the Indemnifying Party with such additional relevant information in the Indemnified Party’s possession that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is actually and materially prejudiced thereby.

(b) If such claim involves a Third Party Claim against the Indemnified Party, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall have acknowledged in writing its obligation to indemnify the Indemnified Party for such claim in accordance with the terms of this Agreement; provided, further, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. The Indemnifying Party shall not be entitled to control the defense of (i) any action seeking an injunction or other equitable relief that, if granted, would reasonably be expected to have a material impact on the Indemnified Party’s business, (ii) any criminal proceeding, action, indictment, allegation or investigation by a Governmental Authority or (iii) any action pursuant to which Losses would reasonably be expected to exceed the maximum Liability of the Indemnifying Party hereunder. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest or that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 7.05(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains an unconditional release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 7.05(b), the Indemnified Party shall: (i) not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) cooperate with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of the defense of such claim within the thirty (30) day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof and the Indemnifying Party shall cooperate reasonably with it in connection therewith. Except as otherwise expressly provided in this Section 7.05, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including, without limitation, reasonable out of pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

(c) If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) In any action or proceeding between, on the one hand, the Contributor or any Contributor Indemnified Party and, on the other hand, WhiteHawk OP or any WhiteHawk OP Indemnified Party, arising out of or relating to this Agreement or any other Transaction Document, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

(e) In the event of a conflict between this Section 7.05 and Section 6.04(g), Section 6.04(g) shall control.

Section 7.06 CHARACTER OF INDEMNITY PAYMENTS. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Aggregate Contribution and Subscription Consideration, unless otherwise required by Law (including by a determination of a Governmental Authority that, under applicable Law, is not subject to further review or appeal).

Section 7.07 REMEDIES.

(a) Each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the obligations of each other party hereto in the event that (i) all conditions set forth in Section 3.02(c)(i) or Section 3.02(c)(ii), as applicable, and Section 3.02(c)(iii), have been satisfied or waived by the party seeking injunctive or other equitable relief hereunder (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur), and (ii) any party fails to complete the Closing by the Outside Date.

(b) Except for claims based on Fraud, following the Closing, the rights of the Indemnified Parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Article VII and such indemnification rights shall be the exclusive remedies of the Indemnified Parties with respect to breaches of this Agreement.

Section 7.08 SUBROGATION/INSURANCE. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party (including any employees) with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party (including any employees) against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against such third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article VII shall be net of the amount, if any, actually received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).

Article VIII
TERMINATION

Section 8.01 TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by:

(a) the mutual written agreement of WhiteHawk OP and the Contributor;

(b) either WhiteHawk OP or the Contributor, if any court of competent jurisdiction or other competent Governmental Authority shall have enacted a statute or issued a rule, regulation, order, decree or injunction or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting all or any portion of the Transactions and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(c) either WhiteHawk OP or the Contributor, in the event: (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach prior to the earlier of the Outside Date and the date that is thirty (30) days following written notification thereof by the terminating party; or (ii) that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied does not result from a breach of this Agreement by the terminating party; or

(d) either WhiteHawk OP or the Contributor, in the event that the Closing shall not have occurred on or before December 31, 2026 (the “Outside Date”), unless the failure of the Closing to occur on or before the Outside Date is a result of a breach of this Agreement by the terminating party; provided, however, that the provisions of this Section 8.01(d) shall not be available, as applicable, to (A) the Contributor, in the event that all conditions set forth in Section 3.02(c)(i) and Section 3.02(c)(iii) or (B) WhiteHawk OP, in the event that all conditions set forth in Section 3.02(c)(ii) and Section 3.02(c)(iii) have been satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur).

Section 8.02 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders, partners or members, other than the provisions of Section 6.06, this Section 8.02 and Article IX hereof. Nothing contained in this Section 8.02 shall relieve any party from liability for Fraud occurring prior to termination.

Article IX
GENERAL PROVISIONS

Section 9.01 NOTICES. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if: (a) hand delivered; (b) sent by reputable overnight courier service; (c) emailed (provided such transmission does not generate an error message or notice of non-delivery); or (d) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-Business Day, then such notice or communication so made shall be deemed effective on the first Business Day after the day of actual delivery. All such notices shall be addressed as follows:

If to WHIC or WhiteHawk OP: 2000 Market Street, Suite 910
Philadelphia, PA 19103
Attention: Barrie Hananel
Email: bhananel@whitehawkenergy.com

With a copy to (not constituting notice): Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Joseph Herz
Email: HerzJ@gtlaw.com

If to the Contributor or, prior to the

Closing, the Company or Services: 2000 Market Street, Suite 910
Philadelphia, PA 19103
Attention: Daniel Herz
Email: dherz@whitehawkenergy.com

With a copy to (not constituting notice): Paul Hastings LLP
2001 Ross Ave #2700,
Dallas, Texas 75201
Attention: Charles Haag
Email: CharlieHaag@paulhastings.com

Section 9.02 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (together with any exhibits and the other Transaction Documents) contains the entire agreement among the parties with respect to the Transactions, and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing duly authorized (which authorization shall include approval of a majority of the independent directors of the Board of Directors of WHIC) and executed by all of the parties.

Section 9.03 SUCCESSORS AND ASSIGNS. The covenants, agreements, rights and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.

Section 9.04 FURTHER DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Transactions, whether before or after the Closing.

Section 9.05 GOVERNING LAW; JURISDICTION; WAIVER OF JURY.

(a) This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware without giving effect to conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

(b) All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware sitting in Wilmington,

Delaware (or if such court declines to exercise such jurisdiction in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware). Each of the parties hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of such courts, for the purpose of any legal proceeding arising out of or relating to this Agreement and the Transactions brought by any party; (ii) agrees not to commence any such legal proceeding except in such courts; (iii) agrees that any claim in respect of any such legal proceedings may be heard and determined in such courts; (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such legal proceeding; and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such legal proceeding. Each of the parties agrees that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c) EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR LEGAL PROCEEDING. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05(C).

Section 9.06 COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.

Section 9.07 CONSTRUCTION OF AGREEMENT. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 9.08 NO WAIVER. A waiver by any party hereto of a breach of or failure to perform any of the covenants or agreements in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of or failure to perform the same or other covenants, agreements, restrictions or conditions of this Agreement. No waiver shall be effective unless duly authorized (which authorization, relating to WhiteHawk OP, shall include approval of a majority of the independent directors of the Board of Directors of WHIC) and memorialized in a writing signed by the party against whom such waiver is to be effective.

Section 9.09 SEVERABILITY. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.

Section 9.10 HEADINGS. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.

Section 9.11 INTERPRETATION. For purposes of this Agreement, the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to “dollars” or “$” shall mean United States Dollars.

Section 9.12 RELEASE. Effective as of the later of the Contribution Date or the Closing Date, except for any rights or obligations under this Agreement or the other Transaction Documents, the Contributor, on behalf of itself and each of its Affiliates (other than the Company and Services) and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges WhiteHawk OP and its Affiliates (including, after the Contribution Date, the Company and Services) and each of their respective current, former and future officers, directors, managers, employees, partners, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Releasing Parties may have against each of the Released Parties, now has or in the future may have, in respect of any cause, matter or thing relating to WhiteHawk OP and its Subsidiaries (including, after the Contribution Date, the Company and Services), in each case, occurring or arising on or prior to the date of the later of the Contribution Date or the Closing Date, but, to the extent applicable, only to the extent that such cause, matter or thing does not otherwise constitute Fraud. The Contributor, on behalf of itself and each Releasing Party, covenants and agrees that no Releasing Party shall assert any such claim against the Released Parties. Notwithstanding anything to the contrary herein, nothing contained in this Section 9.12 shall operate to release any Releasing Party’s (a) rights under any Plan, in such Releasing Party’s capacity as an employee, officer, manager or director of the Company or Services, (b) rights or remedies under any Transaction Document, (c) amounts due to the Contributor under the IMA or ASA prior to termination of such agreements or otherwise related to the Liquidity Incentive Fee or the 2025 Shares, and (d) rights to indemnification, exculpation or liability or advancement of expenses under the Company’s or Services’ organizational documents or any applicable benefits under any directors and officers insurance policy maintained by the Company or Services.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof.

COMPANY: WHITEHAWK MANAGEMENT LLC By: /s/ Jeffrey Slotterback Name: Jeffrey Slotterback Title: Chief Financial Officer
SERVICES: WHITEHAWK ENERGY SERVICES LLC By: /s/ Jeffrey Slotterback Name: Jeffrey Slotterback Title: Chief Financial Officer

[Signature Page to Contribution Agreement]

CONTRIBUTOR: WHITEHAWK MINERALS LLC By: /s/ Jeffrey Slotterback Name: Jeffrey Slotterback Title: Chief Financial Officer

[Signature Page to Contribution Agreement]

WHITEHAWK OP:

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P.

By: WHITEHAWK INCOME OP GP LLC,
its general partner

By: WHITEHAWK INCOME CORPORATION,
its sole Member

By: /s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer, Treasurer and Secretary

WHIC: WHITEHAWK INCOME CORPORATION By: /s/ Jeffrey Slotterback Name: Jeffrey Slotterback Title: Chief Financial Officer, Treasurer and Secretary

[Signature Page to Contribution Agreement]

EXHIBIT A
DEFINED TERMS

“2025 Shares” has the meaning given such term in the IMA.

“2025 Restricted Stock” has the meaning given such term in the IMA.

“A&R OP LPA” is defined in the Recitals.

“A&R WHIC Charter” is defined in the Recitals.

“Accounting Firm” is defined in Section 2.02(f).

“Acquired EBITDAX” means, with respect to any Acquired Entity or Business with an acquisition price in excess of $1,000,000, the amount for such period of EBITDAX of such Acquired Entity or Business (determined as if references to WhiteHawk OP and its subsidiaries in the definition of Earnout EBITDA (and in the component definitions used therein) were references to such Acquired Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business; provided that if the acquisition consideration of the Acquired Entity or Business exceeds $30,000,000 (each, a “Material Acquisition”), (i) for the fiscal quarter in which such Acquired Entity or Business was acquired, Acquired EBITDAX shall be calculated by multiplying Earnout EBITDA of such Acquired Entity or Business for the most recent fiscal quarter by 4, (ii) for the fiscal quarter in which such Acquired Entity or Business was acquired and the immediately following fiscal quarter, Acquired EBITDAX shall be calculated by multiplying Earnout EBITDA of such Acquired Entity or Business for the two most recent fiscal quarters by 2, (iii) for the fiscal quarter in which such Acquired Entity or Business was acquired and the two immediately following fiscal quarters, Acquired EBITDAX shall be calculated by multiplying Earnout EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for the three most recent fiscal quarters by 4/3 and (iv) thereafter, Acquired EBITDAX of such Acquired Entity or Business was acquired shall be Earnout EBITDA for the four most recent fiscal quarters.

“Action” means any action, suit, complaint, petition, arbitration, proceeding, demand, claim, hearing, audit, litigation, citation, summons, investigation or other legal proceeding by or before any Governmental Authority, mediator or arbitrator, whether at law or in equity, civil or criminal.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall (i) any of the Company or Services (prior to the Closing) or the Contributor be deemed to be an “Affiliate” of WHIC or WhiteHawk OP, and (ii) WHIC or WhiteHawk OP be deemed to be an “Affiliate” of the Company or Services (prior to the Closing) or the Contributor.

“Aggregate Contribution and Subscription Consideration” means the sum of the Contribution and Subscription Closing Consideration and the Earnout Payment.

Exhibit A-1

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 6.04(h).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (b) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Anti-Terrorism Law” means each of: (a) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (b) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism or otherwise related to money laundering.

“ASA” means that certain Administration Services Agreement dated March 1, 2025, by and between WhiteHawk OP and the Company.

“Audit Committee” is defined in Section 2.02(d)

“Blue Sky Laws” is defined in Section 4.07(a).

“Business” means the business currently conducted or proposed to be conducted by WhiteHawk OP and its Affiliates as of the date hereof and the business of the Company and Services as of the date hereof.

“Business Day(s)” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Employee” is defined in Section 4.14(a).

“Class A Common Stock” is defined in the Recitals.

“Class B Common Stock” means shares of Class B common stock, with a par value of $0.0001 per share, of WHIC having the voting and non-economic rights and other privileges set forth in the A&R WHIC Charter for such class of shares.

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Percentage Interest” has the meaning given such term in the A&R OP LPA.

“Common Units” has the meaning given such term in the A&R OP LPA.

“Company” is defined in the Preamble.

“Company Financial Statements” is defined in Section 4.05(a).

Exhibit A-2

“Competing Business” is defined in Section 6.09(a).

“Consideration Adjustment” means (i) if the IPO Price is less than or equal to $22.00 per share, negative $15,000,000, (ii) if the IPO Price is greater than or equal to $28.00 per share, $15,000,000 and (iii) if the IPO Price is between $22.00 per share and $28.00 per share, (x) the IPO Price less $25.00, multiplied by (y) $5,000,000.

“Consolidated Net Income” means, with respect to WhiteHawk OP and its consolidated subsidiaries, for any period, the aggregate of the net income (or loss) of WhiteHawk OP and its consolidated subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which WhiteHawk OP or any of its consolidated subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of WhiteHawk OP and its consolidated subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to WhiteHawk OP or to one of its consolidated subsidiaries, as the case may be; (b) the net income (but not loss) during such period of any consolidated subsidiary of WhiteHawk OP to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such consolidated subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP, but in each case only to the extent of such prohibition or restriction; (c) the net income (or loss) of any Person accrued prior to the date it becomes a consolidated subsidiary of WhiteHawk OP or is merged into or consolidated with WhiteHawk OP or any of its consolidated subsidiaries; (d) any extraordinary or non-recurring gains or losses during such period, (e) any gains or losses attributable to writeups or writedowns of assets, (f) any gain or loss from the sale of assets other than in the ordinary course of business, (g) any income attributable to the early extinguishment of any Indebtedness of WhiteHawk OP or any of its consolidated subsidiaries; and (h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral (and all amendments or modifications thereto).

“Contribution” is defined in Section 1.01.

“Contribution and Subscription Closing Consideration” is defined in Section 2.01.

“Contribution Date” is defined in Section 3.01.

“Contributor” is defined in the Preamble.

“Contributor Indemnified Parties” is defined in Section 7.03.

Exhibit A-3

“Credit Agreement” means that certain Credit Agreement dated May 10, 2026, by and among WHIC, WhiteHawk OP, Capital One, N.A., and the lenders party thereto, as may be amended from time to time.

“Credit Agreement Transactions” has the meaning given such term in the Credit Agreement.

“Credit Agreement Transaction Expenses” has the meaning given such term in the Credit Agreement.

“Deductible” is defined in Section 7.04(a)(i).

“Designated Person” means any Person who: (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; or (b) (i) is an agency of the government of a country, (ii) is an organization controlled by a country or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

“Disposed EBITDAX” means, with respect to any Sold Entity or Business with a sale price in excess of $1,000,000, the amount for such period of Earnout EBITDA of such Sold Entity or Business (determined as if references to WhiteHawk OP and its subsidiaries in the definition of Earnout EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” means any conveyance, sale, lease, sale and leaseback, assignment, farm-out, transfer or other disposition of any Property and includes, for the avoidance of doubt, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset. “Dispose” has a correlative meaning thereto.

“Distribution” has the meaning given such term in the A&R OP LPA.

“Earned Consideration” means, as of any date of determination, the sum of (i) Contribution and Subscription Closing Consideration and (ii) Earnout Consideration actually issued or due under a final and binding Earnout Statement as of such date of determination.

“Earnout Consideration” is defined in Section 2.02(a).

“Earnout Dispute Notice” is defined in Section 2.02(e).

“Earnout EBITDA” means, for any period, the sum of:

Exhibit A-4

(a) Consolidated Net Income for such period

plus (without duplication) (b) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest expense, (ii) income Tax expense, (iii) depreciation, depletion, amortization, and exploration expenses and other similar non-cash charges, (iv) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) WhiteHawk OP may determine not add back such non-cash charge in the current period and (2) to the extent WhiteHawk OP does decide to add back such non-cash charge in the current period, the cash payment in respect thereof in such future period shall be subtracted from Earnout EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (v) losses on asset Dispositions, disposals and abandonments, (vi) (x) Credit Agreement Transaction Expenses incurred prior to or on or about the Closing Date in connection with the Credit Agreement Transactions, and (y) any Credit Agreement Transaction Expenses after the Closing Date and any costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets), incurrence of Indebtedness or expenses incurred in connection with Public Company Compliance after the Closing Date; provided that the aggregate amount of add backs under this clause (y) and clause (vii) below shall not exceed 10% of Earnout EBITDA (calculated prior to giving effect to such add-backs) for such period, and (vii) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to information technology and accounting functions and integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments provided that the aggregate amount of add backs under this (vii) and clause (vi)(y) above shall not exceed 10% of Earnout EBITDA (calculated prior to giving effect to such add-backs) for such period;

minus (without duplication) (c) to the extent included in the statement of Consolidated Net Income for such period, the sum of (i) interest income, (ii) income Tax credits (to the extent not netted from income Tax expense), (iii) all non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Earnout EBITDA in accordance with this definition) and (iv) gains on asset Dispositions, disposals and abandonments (other than the sale of Hydrocarbons in the ordinary course of business, but including any gain from the Liquidation of any Swap Agreement).

There may, at WhiteHawk OP’s option, be included in determining Earnout EBITDA for any period of four consecutive fiscal quarters (each a “Reference Period”), without duplication, the positive amount of Acquired EBITDAX of any Person, property, business or asset acquired by WhiteHawk OP or its subsidiaries during such Reference Period (but not the Acquired EBITDAX of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by WhiteHawk OP or its subsidiaries during such Reference Period (each such Person, property, business or asset acquired and not

Exhibit A-5

subsequently so disposed of, an “Acquired Entity or Business”) based on the actual Acquired EBITDAX of such Acquired Entity or Business for such Reference Period (including the portion thereof occurring prior to such acquisition). There shall be excluded in determining Earnout EBITDA for any Reference Period (a) the negative amount of Acquired EBITDAX of any Acquired Entity or Business during such Reference Period and (b) the Disposed EBITDAX of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by WhiteHawk OP or any of its subsidiaries during such Reference Period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Disposed EBITDAX of such Sold Entity or Business for such Reference Period (including the portion thereof occurring prior to such sale, transfer or disposition). For the avoidance of doubt, Acquired EBITDAX (in the case of any Acquired Entity or Business) and Disposed EBITDAX (in the case of any Disposed Entity or Business) shall be included in the calculation of Earnout EBITDA for such Reference Period, as though Acquired EBITDAX were acquired and Disposed EBITDAX were disposed, as applicable, in each case, on the first day of such Reference Period. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, this paragraph shall not apply to any Acquired EBITDAX with respect to any Material Acquisition that is being annualized pursuant to the proviso to the definition of “Acquired EBITDAX”.

“Earnout OP Units” is defined in Section 2.02(a).

“Earnout Statement” is defined in Section 2.02(d).

“Earnout WHIC Shares” is defined in Section 2.02(a).

“Earnout Year” is defined in Section 2.02(a).

“Earnout Year One” is defined in Section 2.02(a)(i).

“Earnout Year One Amount” means one-third of the aggregate number of Earnout OP Units that may be earned hereunder.

“Earnout Year Three” is defined in Section 2.02(a)(iii).

“Earnout Year Three Amount” means 100% of the aggregate number of Earnout OP Units that may be earned hereunder.

“Earnout Year Two” is defined in Section 2.02(a)(ii).

“Earnout Year Two Amount” means two-thirds of the aggregate number of Earnout OP Units that may be earned hereunder.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

Exhibit A-6

“Encumbrances” means any and all liens, charges, security interests, easements, encroachments, servitudes, community or other marital property interests, licenses, title defects, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements or other adverse claims or restrictions on use, title or transfer of any nature whatsoever.

“Enforceability Exceptions” is defined in Section 4.01.

“Equity Interests” means: (a) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (b) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests or other partnership or limited liability company interests; or (c) any other equity ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, at the relevant time, together with the Company is treated as a single employer or under common control under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” is defined in Section 2.02(c).

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article IV or Article V, made by such party, to such party’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for constructive fraud, promissory fraud or unfair dealings fraud.

“Fundamental Representations” means the representations set forth in Section 4.01 (Due Execution by the Contributor; Due Authorization; Approvals), Section 4.06 (Ownership of Equity Interests; Title), Section 4.08 (Organization and Qualification), (Due Authorization; Approvals), and Section 4.28 (Brokers, Finders and Advisors).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority(ies)” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including, for the avoidance of doubt, any taxing authority), or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Licenses” is defined in Section 4.17.

Exhibit A-7

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, rules of common law, authorization or other legally binding directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“ICE” is defined in Section 4.14(f).

“IMA” means that certain Investment Management Agreement dated October 3, 2025, by and between WhiteHawk OP and the Company.

“Indemnified Parties” means any Person asserting a claim for indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Indebtedness” means, as to any Person: (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services; (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all obligations of such Person under leases which have been or should be, in accordance with United States generally accepted accounting principles, recorded as capital leases; (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (h) all guarantees by such Person of the Indebtedness of any other Person.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (“Marks”); (b) copyrights and all registrations and applications for registration thereof (“Copyrights”); (c) trade secrets and

Exhibit A-8

corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable or copyrightable), including ideas, know-how, inventions, technology,. software, discoveries, improvements, methods, procedures, processes, techniques, formulae, drawings, designs, models and plans (“Trade Secrets”); (d) patents and patent applications, together with all reissuance, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions and re-examinations thereof, and all rights to claim priority from any of the foregoing (“Patents”); (e) internet domain name registrations; (f) intellectual property rights arising from software and technology, and (f) all other intellectual property and related proprietary rights.

“Intended Tax Treatment” is defined in Section 2.03.

“Internalization Price” means one hundred and twenty-five million dollars ($125,000,000) plus the Consideration Adjustment.

“Interests” is defined in the Recitals.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person) and made in the ordinary course of business and consistent with past practice); (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IPO” is defined in the Recitals.

“IPO Date” means the date on which the IPO is consummated.

“IPO Price” means the price to the public of the Class A Common Stock in the IPO.

“IRS” is defined in Section 3.02(a)(ix).

“IT Systems” means all information technology, computer systems and communications systems, computers, hardware, software, databases, websites, and other equipment used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of the Business.

“Knowledge” of the Contributor, Company or Services, means the actual knowledge of Daniel Herz and Jeffrey Slotterback, after reasonable inquiry of such person’s direct reports.

Exhibit A-9

“Law(s)” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

“Leakage” means any of the following, without duplication, which occurs on or after December 31, 2025 and before the Closing: (a) any payment by the Company or Services to the Contributor or any of its Affiliates for the purchase, redemption or repayment of any capital or loan contribution, or other securities the Company or Services; (b) any waiver, deferral or release in favor of the Contributor or any of its Affiliates of any sum or obligation owed by the Contributor or any of its Affiliates to the Company or Services, or of any claim or right of the Company or Services against the Contributor or any of its Affiliates; (c) any liabilities guaranteed, assumed, secured, incurred or indemnified for the benefit of the Contributor or any of its Affiliates by the Company or Services; (d) any increase to compensation payments, retirement, health or welfare benefits, or expense reimbursements, in each case, other than in the ordinary course of business, and the employer portion of any payroll, employment, social security, unemployment and other applicable Taxes with respect thereto; (e) any bonuses paid outside of the ordinary course of business and the employer portion of any payroll, employment, social security, unemployment and other applicable Taxes with respect thereto; (f) any liabilities in respect of accrued and unpaid and/or deferred payroll, compensation, severance, bonuses, commissions and benefits (including paid sick/leave/vacation/paid time off), and the employer portion of any payroll, employment, social security, unemployment and other applicable Taxes with respect thereto, (g) the transfer or surrender of any asset to, or for the benefit of, the Contributor or any of its Affiliates by the Company or Services; (h) the sale or purchase of any asset by the Company or Services to the extent that the amount received is less than, or amount paid materially exceeds, respectively, the fair market value thereof; and (i) without duplication, any Tax payable (whether or not yet due) or incurred by the Company or Services as a result of any of the items listed in clauses (a) through (h) above. Notwithstanding the foregoing, the term “Leakage” will exclude payments to the Contributor in respect of consideration payable pursuant to Section 2.01.

“Legal Requirement(s)” means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority.

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, whether asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or order.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind, monetization or early termination of all or any part of such Swap Agreement or the

Exhibit A-10

creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidating”, “Liquidated” and “Liquidation” have a correlative meaning thereto.

“Liquidity Incentive Fee” means 12.5% of the proceeds from a WHIC liquidity event, including the IPO, after shareholders have received 100% of their initial invested capital plus a 7.5% annualized non-compounded return.

“Losses” means any and all damages, fines, fees, penalties, liabilities, losses and costs and expenses (including interest, court costs and fees, reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment, including the investigation thereof); provided, that Losses shall not include any (a) indirect, incidental or consequential damages that are not reasonably foreseeable and (b) special or punitive damages unless, in either case, such damages are asserted in a claim by a third party.

“made available” means posted at least two (2) Business Days prior to the date hereof in the electronic data room established for purposes of the Transactions and made available to WhiteHawk OP in such data room on a continuous basis.

“Management Employment Agreements” is defined in Section 3.02(a)(iii).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Business, or (ii) prevent, materially impede or materially delay the ability of the Contributor, Services or the Company to consummate the Transactions; provided, however, that in the case of the immediately preceding clause (i), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: any Effect arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles after the date of this Agreement, (c) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (d) earthquakes, hurricanes or other natural disasters, or (e) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions; provided, further, however, that any Effect arising out of or resulting from the matters described in clauses (a) through (e) shall not be excluded if, but only to the extent, that such Effect materially and disproportionately affects the Company and Services as compared to similarly situated companies engaged in the businesses in which the Company and Services are engaged.

“Misdirected Assets” means any asset, right, or property (whether tangible or intangible, real or personal) that (a) was intended by the parties to be contributed to WhiteHawk OP (or its designated Affiliate) as part of the Contribution of the Interests and the Business, (b) relates to or arises out of the Business or the operations of the Company or Services, or (c) would otherwise have been transferred to WhiteHawk OP had it been properly identified or documented prior to

Exhibit A-11

Closing, but that, for any reason, remained in the possession, ownership, or control of the Contributor or any of its Affiliates after the Closing.

“Misdirected Liabilities” means any liability, obligation, claim, or indebtedness (whether accrued, contingent, known or unknown, matured or unmatured) that (a) was not intended by the parties to be assumed by WhiteHawk OP (or its designated Affiliate) as part of the Contribution and the transfer of the Business, (b) does not relates to or arise out of the Business, the Interests, the Company, or Services, or (c) would not otherwise have been assumed by WhiteHawk OP had it been properly identified or documented prior to Closing, but that, for any reason, remains the responsibility of, or is asserted against, WhiteHawk OP, the Company, or Services, or any of their respective Affiliates after the Closing.

“Outside Date” is defined in Section 8.01(d).

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plan” means each employment, individual consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control, collective bargaining or other compensation or benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (a) which is sponsored, maintained or contributed to (or required to be contributed to) by the Company or Services and under or with respect to which any current or former employee or other service provider of the Company or Services or any of their respective spouses, dependents or beneficiaries has any present or future rights to benefits or (b) with respect to which the Company or Services has, or could reasonably be expected to have, any current or potential liability with respect to any current or former Business Employee or other service provider (including any indirect or successor liability on account of any ERISA Affiliates).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and any period through the Closing Date in the case of a Straddle Period.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Public Company Compliance” means compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Release Date” is defined in Section 7.04(e).

Exhibit A-12

“Released Parties” is defined in Section 9.12.

“Releasing Parties” is defined in Section 9.12.

“Required Consents” is defined in Section 3.02(a)(vii).

“Restricted Period” is defined in Section 6.09(a).

“Review Period” is defined in Section 2.02(e).

“SEC” is defined in Section 3.02(c)(iii)(B).

“Securities Act” is defined in Section 4.07(a).

“Series B Preferred Units” has the meaning given such term in the A&R OP LPA.

“Series D Preferred Units” has the meaning given such term in the A&R OP LPA.

“Services” is defined in the Recitals.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subject Materials” is defined in Section 7.05(b).

“Swap Agreement” means any agreement with respect to any swap, forward, collar, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise (for the avoidance of doubt, including on a prepaid basis), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of WhiteHawk OP or its subsidiaries shall be a Swap Agreement.

“Tax” means any and all taxes, governmental fees, imposts, levies or other like assessments or charges of any kind whatsoever (including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) and estimated taxes and customs duties), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority and any liability for any of the foregoing as transferee or successor.

“Tax Contest” is defined in Section 6.04(g).

Exhibit A-13

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Third Party Claim” means a third party action which constitutes a matter: (a) for which an Indemnified Party is entitled to indemnification under Article VII; or (b) which if determined adversely to the applicable Indemnified Party, would provide a basis for a claim for indemnification under Article VII.

“Trading Day” means a day on which the Class A Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the A&R OP LPA, the A&R WHIC Charter, the Management Employment Agreements, the Registration Rights Agreement and any agreements, documents, certificates or instruments prepared or executed pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other agreement signed by the parties in connection therewith or in furtherance thereof, in each case, as the same may be amended from time to time.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Expenses” means all fees, costs, charges, and expenses incurred or payable by the Company, Services, or the Contributor in connection with the negotiation, preparation, execution, and consummation of this Agreement and the transactions contemplated hereby, including, without limitation: (a) fees and expenses of legal counsel, accountants, investment bankers, financial advisors, brokers, and other advisors, (b) any sale bonuses, change-of-control payments, retention bonuses, severance, or similar compensatory amounts payable as a result of the Transactions (including the employer portion of any related Taxes), and (c) any costs or expenses related to the payoff or discharge of Indebtedness (including prepayment premiums and related fees). For the avoidance of doubt, Transaction Expenses shall not include any fees or expenses incurred by WHIC, WhiteHawk OP, or their Affiliates.

“Transaction Expenses Cap” means $500,000 in the aggregate.

“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Class A Common Stock is then listed or

Exhibit A-14

quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported, or (d) in all other cases, the fair market value of a share of Class A Common Stock as determined by an independent appraiser selected in good faith by the Contributor and reasonably acceptable to WHIC, the fees and expenses of which shall be paid by the Contributor.

“WARN” is defined in Section 4.14(d).

“WH OP GP” is defined in the Recitals.

“WH OP Partnership Agreement” means that certain Agreement of Limited Partnership of WhiteHawk OP, dated as of January 27, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time until immediately prior to the Contribution Date, together with all schedules, exhibits and annexes thereto).

“WHIC” is defined in the Recitals.

“WHIC Shares” is defined in Section 2.01.

“WhiteHawk OP” is defined in the Preamble.

“WhiteHawk OP Indemnified Parties” is defined in Section 7.02.

“WhiteHawk OP Units” is defined in Section 2.01.

Exhibit A-15

EXHIBIT B
FORM OF A&R OP LPA

Exhibit B-1

EXHIBIT C
FORM OF MANAGEMENT EMPLOYMENT AGREEMENT

Exhibit C-1

EXHIBIT D
FORM OF A&R WHIC CHARTER

Exhibit D-1

EXHIBIT E
FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit E-1